Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on December 9, 2014.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PLATINUM GROUP METALS LTD.
(Exact name of Registrant as specified in its charter)

British Columbia (Province or other Jurisdiction of Incorporation or Organization)	1099 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if applicable)

Bentall Tower 5, 550 Burrard Street, Suite 788, Vancouver, British Columbia, Canada V6C 2B5
(604) 899-5450
(Address and telephone number of Registrant's principal executive offices)

DL Services Inc., 701 Fifth Avenue, Suite 6100, Seattle, WA 98104
(206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

R. Michael Jones Platinum Group Metals Ltd. Bentall Tower 5 550 Burrard Street Suite 788 Vancouver, BC V6C 2B5 (604) 899-5450	Daniel M. Allen Gowling Lafleur Henderson LLP Bentall Tower 5 550 Burrard Street Suite 2300 Vancouver, BC V6C 2B5 (604) 683-6498	Christopher L. Doerksen Dorsey & Whitney LLP 701 Fifth Avenue Suite 6100 Seattle, WA 98104 USA (206) 903-8800	Kathleen Keilty Blake, Cassels & Graydon LLP 595 Burrard Street Three Bentall Centre Vancouver, BC V7X 1L3 (604) 631-3300	Riccardo A. Leofanti Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Suite 1750 Toronto, ON M5K 1J5 (416) 777-4700

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective

Province of British Columbia
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.
☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.
☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Shares(2)	—	—	US$126,500,000.00	US$14,699.30

(1)
Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, there are being registered under this Registration Statement such indeterminate number of common shares of the Registrant as shall have an aggregate offering price not to exceed US$126,500,000.00.

(2)
Includes common shares that the underwriters may purchase pursuant to an over-allotment option.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2014

PROSPECTUS

PLATINUM GROUP METALS LTD.

US$

                        Common Shares

         Platinum Group Metals Ltd. (the "Company") is offering (the "Offering")                         common shares (the "Offered Shares") at a price of CAN$            per Offered Share (the "Offering Price").

         The outstanding common shares of the Company (the "Common Shares") are listed for trading on the Toronto Stock Exchange (the "TSX") under the symbol "PTM" and on the NYSE MKT, LLC (the "NYSE MKT") under the symbol "PLG". On December 8, 2014, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was CAN$0.68 and the closing price of the Common Shares on the NYSE MKT was US$0.60.

         Investing in the Offered Shares involves significant risks. See "Risk Factors" beginning on page 4 of the Prospectus.

	Per Offered Share	Total
Price to the Public	US$	US$
Underwriter's Fee(1)	US$	US$
Proceeds to the Company (Before Expenses)	US$	US$

(1)
Please see the section entitled "Plan of Distribution" for a complete description of the compensation payable to the Underwriters, including a fee representing            % of the aggregate gross proceeds of the Offering (the "Underwriters' Fee").

         Pursuant to an underwriting agreement (the "Underwriting Agreement") dated as of December     , 2014 between the Company and BMO Nesbitt Burns Inc. and GMP Securities L.P. (collectively, the "Underwriters"), the Company has granted the Underwriters an option (the "Over-Allotment Option") to purchase up to                        additional Common Shares (the "Over-Allotment Shares") to cover over-allotments, if any.

         This Offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

         Prospective investors should be aware that the acquisition of Offered Shares may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be fully described herein.

         The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that some of its officers and directors are residents of Canada, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

         Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Offered Shares or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Delivery of the Offered Shares through the facilities of CDS Clearing and Depository Services Inc. ("CDS") is expected to occur on or about December            , 2014 or such other date as may be agreed between the Company and the Underwriters, but in any event not later than 42 days following the date of a final receipt for the Canadian final prospectus relating to the Offering (the "Closing Date").

Joint Book-Running Managers

BMO Capital Markets	GMP Securities

The date of this Prospectus is December       , 2014.

        The Company's consolidated financial statements for the financial year ended August 31, 2014 that are incorporated by reference into this Prospectus have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

        Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Over-Allotment Option.

        Unless the context otherwise requires, references in this Prospectus to the "Company" include Platinum Group Metals Ltd. and each of its subsidiaries.

        Investors should rely only on the information contained in or incorporated by reference into this Prospectus. The Company has not authorized anyone to provide investors with different information. Information contained on the Company's website shall not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Offered Shares. Neither the Company nor the Underwriters are making an offer of these securities in any jurisdiction where the offer or sale is not permitted. Investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the face page of this Prospectus. The Company's business, operating results, financial condition and prospects may have changed since that date; however, if, after a receipt for the final Prospectus is issued but before the completion of the distribution under the final Prospectus, a material change (as such term is defined under applicable Canadian securities laws) occurs in the business, operations or capital of the Company, the Company must file an amendment to the Prospectus as soon as practicable but in any event within ten days after the day the material change occurs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation (collectively, "Forward-Looking Statements"). All statements, other than statements of historical fact, that address activities, events or developments that the Company believes, expects or anticipates will, may, could or might occur in the future are Forward-Looking Statements. The words "expect", "anticipate", "estimate", "may", "could", "might", "will", "would", "should", "intend", "believe", "target", "budget", "plan", "strategy", "goals", "objectives", "projection" or the negative of any of these words and similar expressions are intended to identify Forward-Looking Statements, although these words may not be present in all Forward-Looking Statements. Forward-Looking Statements included or incorporated by reference in this Prospectus include, without limitation, statements with respect to:

  •
  capital-raising activities and the adequacy of capital;

  •
  revenue, cash flow and cost estimates and assumptions;

  •
  production estimates and assumptions, including production rate, grade per tonne and smelter recovery;

  •
  project economics;

  •
  future metal prices and exchange rates;

  •
  mineral reserve and mineral resource estimates;

  •
  production timing; and

  •
  potential changes in the ownership structures of the Company's projects.

        Forward-Looking Statements reflect the current expectations or beliefs of the Company based on information currently available to the Company. Forward-Looking Statements in respect of capital costs, operating costs, production rate, grade per tonne and smelter recovery are based upon the estimates in the technical reports referred to in this Prospectus and in the documents incorporated by reference herein and ongoing cost estimation work, and the Forward-Looking Statements in respect of metal prices and exchange rates are based upon the three year trailing average prices and the assumptions contained in such technical reports and ongoing estimates.

        Forward-Looking Statements are subject to a number of risks and uncertainties that may cause the actual events or results to differ materially from those discussed in the Forward-Looking Statements, and even if events or results discussed in the Forward-Looking Statements are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, the Company. Factors that could cause actual results or events to differ materially from current expectations include, among other things:

  •
  inability of the Company to find an additional and suitable joint venture partner for the Project 1 ("Project 1") and Project 3 ("Project 3") platinum mines of what was formerly the Western Bushveld Joint Venture within such time frame as may be determined by the South African Department of Mineral Resources ("DMR"), which could be as soon as December 31, 2014;

  •
  failure of the Company or its joint venture partners to fund their pro-rata share of funding obligations;

  •
  additional financing requirements;

  •
  the Company's history of losses;

  •
  the Company's negative cash flow;

  •
  the Company's ability to continue as a going concern;

  •
  no known mineral reserves on most of the Company's properties and delays in, or inability to achieve, planned commercial production;

  •
  discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs, between actual and estimated metallurgical recoveries and between estimated and actual production;

  •
  fluctuations in the relative values of the Canadian dollar as compared to the Rand and the U.S. dollar;

  •
  volatility in metals prices;

  •
  the inability of the Company to generate sufficient cash flow to make payment on its indebtedness under the Project 1 Operating Facility (as defined herein), if consummated;

  •
  the Company's potential pledge of its shares of Platinum Group Metals (RSA) (Proprietary) Limited ("PTM RSA") to the Lender (as defined herein) under the proposed Project 1 Operating Facility, if consummated;

  •
  the expectation that the Project 1 Operating Facility, if consummated, will be secured which potentially could result in the loss of the Company's interest in Project 1, Project 3 and in the Waterberg Projects in the event of a default under the Project 1 Operating Facility;

  •
  delays in the start-up of the Project 1 platinum mine, which could result in a default under the Project 1 Operating Facility, if consummated;

  •
  the ability of the Company to retain its key management employees and skilled and experienced personnel;

  •
  conflicts of interest;

  •
  any disputes or disagreements with the Company's joint venture partners;

  •
  the failure to maintain or increase equity participation by HDSAs (as defined herein) in the Company's prospecting and mining operations;

  •
  certain potential adverse Canadian tax consequences for foreign-controlled Canadian companies that acquire the Common Shares;

  •
  actual or alleged breaches of governance processes or instances of fraud, bribery or corruption;

  •
  litigation or other legal proceedings brought against the Company;

  •
  exploration, development and mining risks and the inherently dangerous nature of the mining industry, including environmental hazards, industrial accidents, unusual or unexpected formations, safety stoppages (whether voluntary or regulatory), pressures, mine collapses, cave-ins or flooding and the risk of inadequate insurance or inability to obtain insurance to cover these risks and other risks and uncertainties;

  •
  property and mineral title risks including defective title to mineral claims or property;

  •
  changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, South Africa or other countries in which the Company does or may carry out business in the future;

  •
  equipment shortages and the ability of the Company to acquire the necessary access rights and infrastructure for its mineral properties;

  •
  environmental regulations and the ability to obtain and maintain necessary permits, including environmental authorizations;

  •
  extreme competition in the mineral exploration industry;

  •
  delays in obtaining, or a failure to obtain, permits necessary for current or future operations or failures to comply with the terms of such permits;

  •
  risks of doing business in South Africa, including but not limited to labour, economic and political instability and potential changes to legislation;

v

  •
  the Company's discretion in the use of proceeds of this Offering; and

  •
  the other risks disclosed under the heading "Risk Factors" in this Prospectus.

        These factors should be considered carefully, and investors should not place undue reliance on the Company's Forward-Looking Statements. In addition, although the Company has attempted to identify important factors that could cause actual actions or results to differ materially from those described in Forward-Looking Statements, there may be other factors that cause actions or results not to be as anticipated, estimated or intended.

        The mineral resource and mineral reserve figures referred to in this Prospectus and the documents incorporated herein by reference are estimates and no assurances can be given that the indicated levels of platinum, palladium, rhodium and gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and mineral reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on the Company.

        Any Forward-Looking Statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the Company disclaims any intent or obligation to update any Forward-Looking Statement, whether as a result of new information, future events or results or otherwise.

RESERVE AND RESOURCE DISCLOSURE

        Due to the uncertainty that may be attached to inferred mineral resource estimates, it cannot be assumed that all or any part of an inferred mineral resource estimate will be upgraded to an indicated or measured mineral resource estimate as a result of continued exploration. Confidence in an inferred mineral resource estimate is insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of economic viability sufficient for public disclosure, except in certain limited circumstances set out in National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"). Inferred mineral resource estimates are excluded from estimates forming the basis of a feasibility study.

        Mineral resources that are not mineral reserves do not have demonstrated economic viability.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

        Estimates of mineralization and other technical information included or incorporated by reference herein have been prepared in accordance with NI 43-101. The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. As a result, the reserves reported by the Company in accordance with NI 43-101 may not qualify as "reserves" under SEC standards. In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. See "Reserve and Resource Disclosure". Additionally, disclosure of "contained ounces" in a resource is permitted disclosure under Canadian securities laws; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measurements. Accordingly, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company's mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of United States federal securities laws and the rules and regulations thereunder.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in all of the provinces of Canada (collectively, the "Commissions"). Copies of the documents incorporated herein by reference may be obtained on request without charge from Frank Hallam at Suite 788, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2B5, telephone (604) 899-5450 and are also available electronically at www.sedar.com.

        The following documents of the Company, filed by the Company with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  a)
  the annual information form of the Company dated November 24, 2014 for the financial year ended August 31, 2014 (the "Annual Information Form" or "AIF");

  b)
  the management information circular of the Company dated January 2, 2014 prepared for the purposes of the annual general meeting of the Company held on February 27, 2014, provided that item 1(d) of Schedule "A" is not incorporated in this Prospectus by reference;

  c)
  the audited consolidated financial statements of the Company as at and for the financial years ended August 31, 2014 and 2013, together with the notes thereto and the auditor's reports thereon (the "Financial Statements");

  d)
  the management's discussion and analysis of the Company for the financial year ended August 31, 2014 (the "MD&A");

  e)
  the NI 43-101 report entitled "Technical Report for the Update on Exploration Drilling at the Waterberg Joint Venture and Waterberg Extension Projects, South Africa (Latitude 23° 14' 11"S, Longitude 28° 54' 42"E)," with an exploration drilling update effective date of October 21, 2014 and a mineral resource estimate effective date of June 12, 2014 (the "Updated Waterberg Report");

  f)
  the material change report of the Company dated November 3, 2014 announcing that the Company has terminated the mandate for a term loan facility;

  g)
  the material change report of the Company dated November 3, 2014 announcing the proposed offering by the Company of units consisting of notes and warrants (the "Unit Offering");

  h)
  the material change report of the Company dated December 5, 2014 announcing additional drilling results on the Waterberg extension project (the "Waterberg Extension Project"); and

  i)
  the material change report of the Company dated December 9, 2014 announcing that the Company has terminated the Unit Offering.

        In addition to any document required to be incorporated by reference in this Prospectus under applicable securities laws, any document of the type referred to above (excluding confidential material change reports) or referenced to in Item 11.1 of Form 44-101F1 — Short Form Prospectus of the Canadian Securities Administrators, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus. In addition, any document filed by the Company with, or furnished by the Company to, the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part (in the case of any Report on Form 6-K, if and to the extent expressly provided in such report).

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein is not incorporated by reference to the extent that any such statement is modified or superseded by a statement herein or in any subsequently filed document that is also or is deemed to be incorporated by reference herein. Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute a part of this Prospectus; rather only such statement as so modified or superseded shall be considered to constitute part of this Prospectus.

 ADDITIONAL INFORMATION

        A registration statement on Form F-10 has been filed by the Company with the SEC in respect of the distribution of the Offered Shares. The registration statement, of which this Prospectus constitutes a part, contains additional information not included in this Prospectus, certain items of which are contained in the exhibits to such registration statement, pursuant to the rules and regulations of the SEC. Information omitted from this Prospectus but contained in the registration statement is available on the SEC's website under the Company's profile at www.sec.gov. You should refer to the registration statement and the exhibits for further information.

        In addition to the Company's continuous disclosure obligations under the securities laws of the provinces of Canada, the Company is subject to the information requirements of the U.S. Exchange Act and in accordance therewith the Company files with or furnishes to the SEC reports and other information. The reports and other information that the Company files with or furnishes to the SEC are prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as U.S. companies. Copies of any documents that the Company has filed with the SEC may be read at the SEC's public reference room at Room 1580, 100 F Street N.E., Washington, D.C., 20549. Copies of the same documents may also be obtained from the public reference room of the SEC by paying a fee. Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room.

        The SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") Internet site also contains reports and other information about the Company and any public documents that the Company files electronically with the SEC. The EDGAR site can be accessed at www.sec.gov.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement on Form F-10 of which this Prospectus forms a part: (a) the documents referred to under the heading "Documents Incorporated by Reference"; (b) consent of: PricewaterhouseCoopers LLP; Charles Muller; Gordon Cunningham; Timothy Spindler; Byron Stewart; Kenneth Lomberg; Alan Goldschmidt; and R. Michael Jones; (c) the Underwriting Agreement; and (d) powers of attorney from certain of the Company's directors and officers (included on the signature pages of the registration statement).

 ENFORCEABILITY OF CIVIL LIABILITIES

        The Company is a corporation governed by the Business Corporations Act (British Columbia). All of the Company's officers and directors, and some or all of the Underwriters and experts named in this Prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a significant portion of the Company's assets, are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon the Company or such directors, officers, Underwriters and experts who are not residents of the United States or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the United States. The Company has filed with the SEC an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed DL Services Inc., located at Columbia Center, 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104-7043, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving the Company in a United States court arising out of, related to or concerning the Offering.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this Prospectus are references to Canadian dollars. All references to "CAN$" are to Canadian dollars, references to "US$" are to United States dollars and references to "R" or "Rand" are to South African Rand.

        The following table sets forth the rate of exchange for the United States dollar expressed in Canadian dollars in effect at the end of each of the periods indicated, the average of the exchange rates in effect on the last day of each month during each of the periods indicated, and the high and low exchange rates during each of the periods indicated in each case based on the noon rate of exchange as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars.

	Twelve Months Ended August 31
	2014		2013
Average rate for period	CAN$	1.0792	CAN$	1.0111
Rate at end of period	CAN$	1.0858	CAN$	1.0553
High for period	CAN$	1.1251	CAN$	1.0576
Low for period	CAN$	1.0237	CAN$	0.9710

        The noon rate of exchange on December 8, 2014 as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was US$1.00 equals CAN$1.1472.

        The following table sets forth the rate of exchange for the South African Rand expressed in Canadian dollars in effect at the end of each of the periods indicated, the average of the exchange rates in effect on the last day of each month during each of the periods indicated, and the high and low exchange rates during each of the periods indicated in each case based on the noon rate of exchange as reported by the Bank of Canada for conversion of Rand into Canadian dollars.

	Twelve Months Ended August 31
	2014		2013
Average rate for period	CAN$	0.1026	CAN$	0.1108
Rate at end of period	CAN$	0.1019	CAN$	0.1029
High for period	CAN$	0.1067	CAN$	0.1200
Low for period	CAN$	0.0984	CAN$	0.1003

        The noon rate of exchange on December 8, 2014 as reported by the Bank of Canada for the conversion of Rand into Canadian dollars was one Rand equals CAN$ 0.0992.

BUSINESS OF THE COMPANY

        The Company is a platinum focused exploration and development company conducting work primarily on mineral properties it has staked or acquired by way of option agreements or applications in the Republic of South Africa and in Canada.

        The Company's material subsidiaries are one wholly-owned company, one majority-owned company and a 49.9% holding in a third company, all of which are incorporated under the company laws of the Republic of South Africa.

        The Company conducts its South African exploration and development work through its wholly-owned direct subsidiary, PTM RSA. PTM RSA holds the Company's interests in Project 1 and Project 3 of what was formerly the Western Bushveld Joint Venture through its 82.9% holdings in Maseve Investments 11 (Pty) Limited ("Maseve"). Wesizwe Platinum Ltd. ("Wesizwe"), through its subsidiary Africa Wide Mineral Prospecting and Exploration (Pty) Ltd. ("Africa Wide") has a 17.1% ownership interest in Maseve. See "Mineral Property Interests — Projects 1 and 3 of the Western Bushveld Complex" in the AIF.

        On August 20, 2014, an arbitrator ruled that Africa Wide's shareholding in Maseve would be reduced to 21.2766% as a result of its failure to fund its US$21.8 million share of an initial project budget and cash call for Project 1 that had been unanimously approved by the Maseve board of directors. On March 3, 2014, Africa Wide informed the Company that it would not be funding its US$21.52 million share of a second cash call. As a result, Africa Wide's ownership of Maseve has been further diluted to approximately 17.1% based on the dilution formula in the Maseve Shareholders Agreement (defined below), as confirmed by the arbitration. Correspondingly, the Company's ownership in Maseve has increased to approximately 82.9%. See "Recent Developments — Africa Wide Dilution" in the AIF and the risk factor captioned "The Company's inability to find a suitable joint venture partner for Project 1 and Project 3 may have a material adverse effect on the Company's business and results of operations."

        The Company also owns 49.9% of Mnombo Wethu Consultants (Pty) Limited ("Mnombo"), a black economic empowerment ("BEE") company, which holds a 26% participating interest in both the Waterberg JV Project (defined below) and the Waterberg Extension Project (together, the "Waterberg Projects").

        PTM RSA also holds 100% of the shares of Wesplats Holding (Proprietary) Limited, a holding company set up to acquire surface rights. Wildebeest Holding (Proprietary) Limited is now a dormant company.

Project 1 and Project 3

        Project 1 and Project 3 are located on the Western Limb of the Bushveld Complex, 110 km west northwest of Pretoria and 120 km from Johannesburg. The approximately 47 km2 of mining rights comprising Project 1 and Project 3 are owned by project operating company Maseve, in which the Company has an 82.9% interest and Wesizwe, through its subsidiary, Africa Wide, has a 17.1% ownership interest. Maseve is governed by a shareholders' agreement among PTM RSA, Africa Wide and Maseve (the "Maseve Shareholders Agreement"). See "Recent Developments — Africa Wide Dilution" in the AIF.

Waterberg JV Project

        The Company is the operator of the Waterberg joint venture project (the "Waterberg JV Project") with the Japan Oil, Gas and Metals National Corporation ("JOGMEC") and Mnombo. The Waterberg JV Project is comprised of a contiguous granted prospecting right area of approximately 255 km2 located on the Northern Limb of the Bushveld Complex, approximately 70 km north of the town of Mokopane (formerly Potgietersrus). In October 2009, PTM RSA, Mnombo and JOGMEC entered into an agreement (as amended, the "JOGMEC Agreement") whereby JOGMEC could earn up to a 37% participating interest in the project for an optional work commitment of US$3.2 million over four years. At the same time, Mnombo could earn a 26% participating interest in exchange for matching JOGMEC's expenditures on a 26/74 basis (US$1.12 million). In April 2012, JOGMEC completed its US$3.2 million earn-in requirement to earn a 37% interest in the Waterberg JV Project. Following JOGMEC's earn-in, the Company funded Mnombo's 26% share of costs for US$1.12 million until the earn-in phase of the joint venture ended in May 2012. PTM RSA holds the prospecting rights filed with the DMR for the Waterberg JV Project, and Mnombo is identified as the Company's BEE partner. Pursuant to the JOGMEC Agreement, interests in the Waterberg JV Project are held 37% by the Company, 37% by JOGMEC and 26% by Mnombo. As a result of the Company's 49.9% ownership interest in Mnombo, the Company has an effective interest in the Waterberg JV Project of approximately 50%. The Company currently owns no surface rights in the area of the Waterberg JV Project.

Waterberg Extension Project

        The Waterberg Extension Project comprises granted and applied-for prospecting rights with a contiguous combined area of approximately 864 km2 located adjacent and to the north of the Waterberg JV Project. Two prospecting rights were executed on October 2, 2013 and each is valid for a period of five years, expiring on October 1, 2018. The third prospecting right was executed on October 23, 2013 and is valid for a period of five years, expiring on October 22, 2018. The Company has made an application under section 102 of the Mineral and Petroleum Resources Development Act, 28 of 2002 ("MPRDA") to the DMR to increase the size of one of the granted prospecting rights by 44 km2. The Company has the exclusive right to apply for renewals of the prospecting rights for periods not exceeding three years each and the exclusive right to apply for a mining right over these prospecting right areas. Applications for a fourth and a fifth prospecting right covering 331 km2 were accepted for filing with the DMR on February 7, 2012 for a period of five years. These applications, which are not directly on the trend of the primary exploration target, are in process with the DMR. No work has been completed to date on the areas covered by the fourth and fifth prospecting rights pending their formal grant by the DMR. The Company currently owns no surface rights in the area of the Waterberg Extension Project.

Other Projects

        The Company also holds interests in various other early stage exploration projects located in Canada and in South Africa. The Company continues to evaluate exploration opportunities both on currently owned properties and on new prospects.

        Further details concerning the Company, including information with respect to the Company's assets, operations and history, are provided in the AIF and other documents incorporated by reference into this Prospectus. Readers are encouraged to thoroughly review these documents as they contain important information about the Company.

Terminated Unit Offering

        On November 3, 2014, the Company announced its intention to offer 150,000 units consisting of US$150,000,000 aggregate principal amount of senior notes due 2021 and the right for noteholders to receive an aggregate of 55,200,000 common share purchase warrants. The units were to be offered and sold in the United States in reliance on Rule 144A under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), to qualified institutional buyers and outside the United States to non-U.S. persons in reliance on Regulation S under the U.S. Securities Act. On December 9, 2014, pursuant to Rule 155(b) under the U.S. Securities Act, the Company ceased all activity in connection with the Unit Offering in order to pursue the Offering. All terms of the Unit Offering remained subject to pricing at the time of termination. The Company did not accept any offers to purchase units or indications of interest given in the Unit Offering. This Prospectus supersedes any offering materials used in the Unit Offering.

Project 1 Operating Facility

        On December 9, 2014, the Company announced that it had entered into a term sheet (the "Term Sheet") with Sprott Resource Lending Partnership (the "Lender") under which the Lender proposes to lend to the Company up to a total of US$40,000,000, as requested by the Company ("Project 1 Operating Facility"). The Term Sheet contemplates that closing of the Project 1 Operating Facility will occur on or about January 30, 2015 (the "Project 1 Operating Facility Closing Date"), subject to the satisfaction of certain conditions precedent. Funding of the Project 1 Operating Facility will be available commencing on the Project 1 Operating Facility Closing Date until December 31, 2015 in tranches of minimum installments of US$5,000,000 each, on two weeks request by the Company, subject to the satisfaction of certain conditions precedent to each advance. The Project 1 Operating Facility will be due and payable in full on or before December 31, 2017. Amounts outstanding under the Project 1 Operating Facility will bear interest at a rate equal to the U.S. dollar twelve month LIBOR plus 8.50% per annum, net of applicable withholding taxes, compounded monthly. Interest will be payable monthly in arrears on the last business day of each month. Monthly principal payments equal to 1/12 of the Project 1 Operating Facility outstanding will commence January 31, 2017. The Company may prepay the Project 1 Operating Facility, in whole or in part, without penalty, provided that among other things, not less than twelve months of interest has been paid on such prepaid amount. The Project 1 Operating Facility will also include certain mandatory prepayment requirements. If either the Company or PTM RSA (collectively, the "Credit Parties") or any of their controlled subsidiaries dispose at any time of any assets outside the ordinary course of business for cash proceeds in excess of US$1,000,000, then such Credit Party or such controlled subsidiary will either reinvest the proceeds into Project 1 or pay the net proceeds from such sale to the Lender in prepayment of the Project 1 Operating Facility, subject to certain exceptions. The Term Sheet further stipulates that if, after May 31, 2016, the Credit Parties close one or more financings, in each case in excess of US$1,000,000, the Credit Parties will pay 50% of the net proceeds to the Lender in prepayment of the Project 1 Operating Facility. Upon the occurrence of a change of control of the Company, the Project 1 Operating Facility shall become immediately payable, in full. The Term Sheet contemplates that the Project 1 Operating Facility will be secured by a general security agreement under which the Company will grant first ranking security interests in favour of the Lender in all of its present and after-acquired personal property, subject to certain exceptions, and a share pledge agreement under which the Company will pledge and grant a first priority security interest in favour of the Lender over all of the issued shares in the capital of PTM RSA. Subject to the approval of the South African Reserve Bank, on a post-closing basis, prior to any draw down, the Project 1 Operating Facility will also be guaranteed by PTM RSA and, if in the reasonable opinion of the Lender it is practical and commercially reasonable to obtain a general security agreement of PTM RSA, PTM RSA will grant first ranking security interests in favour of the Lender in all of its present and after-acquired personal property.

        The Term Sheet is not a commitment by the Lender to provide the Project 1 Operating Facility. The Project 1 Operating Facility is subject to a number of conditions precedent, including, without limitation: approval by the Lender's partners; the finalization of a facility agreement (the "Facility Agreement"), which will include representations, warranties and covenants of the Credit Parties, Maseve and Mnombo, the guarantee of PTM RSA, the promissory note of the Company and the applicable security documents; satisfactory completion of due diligence by the Lender; the Lender's determination that the value of the security granted is sufficient to support repayment of the Project 1 Operating Facility; and receipt of all applicable TSX and other regulatory approvals. The Facility Agreement will also contain various covenants, including restrictions on the Credit Parties and their subsidiaries with respect to additional borrowing, granting of security, modifications to material contracts and transfers of assets, and a requirement that the Credit Parties maintain, on a consolidated basis, a working capital level of greater than US$5,000,000, as well as a consolidated cash and cash equivalents amount to exceed US$5,000,000. In addition, the Company anticipates that the funding of each requested tranche under the Project 1 Operating Facility will be subject to, among other customary conditions, the Lender being satisfied that (a) the unadvanced portion of the Project 1 Operating Facility will be sufficient to pay all costs to complete Project 1 to achieve commercial production and the commencement of the first commercial concentrate delivery for sale, and (b) PTM RSA becoming a guarantor of the Project 1 Operating Facility and, if required, granting the security interests described above.

        The Company will also be obligated to make certain payments to the Lender, including (a) a bonus payment in the amount of US$1,500,000 (the "Bonus"), being 3.75% of the principal amount of the Project 1 Operating Facility, payable in Common Shares of the Company issued at a deemed price equal to the offering price to the public of the common shares issued in the Company's next public offering of common shares that is completed after the date of the Term Sheet, which the Company anticipates being the offering price to the public of the

Common Shares to be issued in the Offering; (b) a draw down payment to the Lender equal to 2% of the amount being drawn down from time to time under the Project 1 Operating Facility, payable in Common Shares issued at a deemed price equal to the volume weighted average trading price of the Common Shares on the TSX for the ten trading days immediately prior to the draw down request; (c) a structuring fee comprised of a cash payment in the amount of US$100,000, payable concurrently with the execution and delivery of the Term Sheet and an amount equal to 50% of the Bonus if after the execution and delivery of the Term Sheet the Company fails to complete the closing and draw down of the Project 1 Operating Facility as contemplated in the Term Sheet in circumstances where the Lender is prepared to complete the closing and advance of the Project 1 Operating Facility substantially in accordance with the terms and conditions of the Term Sheet or the Facility Agreement, as the case may be; and (d) a standby fee equal to 4% per annum of the unadvanced principal amount of the Project 1 Operating Facility, calculated daily from the date of the Facility Agreement until December 31, 2015 and payable monthly on the last business day of each month. All such payments will be made net of all applicable taxes. Regardless of whether the above conditions are met or the Project 1 Operating Facility is advanced, upon signing the Term Sheet, the Company shall be liable for all of the Lender's legal fees and other out-of-pocket expenses incurred in connection with the Project 1 Operating Facility.

RISK FACTORS

        An investment in the Offered Shares involves a high degree of risk and must be considered a highly speculative investment due to the nature of the Company's business and the present stage of exploration and development of its mineral properties. Resource exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in quantity or quality to return a profit from production.

        Prospective purchasers of the Offered Shares should carefully consider the risk factors set out below, as well as the information included or incorporated by reference in this Prospectus, before making an investment decision to purchase the Offered Shares. Specific reference is made to the sections entitled "Risk Factors" in the MD&A and "Risk Factors" in the AIF. See "Documents Incorporated by Reference". Without limiting the foregoing, the following risk factors should be given special consideration when evaluating an investment in the Offered Shares. Additional risks not currently known to the Company, or that the Company currently deems immaterial, may also have a material adverse effect on the Company.

Risks Relating to the Company

The Company's inability to find a suitable joint venture partner for Project 1 and Project 3 may have a material adverse effect on the Company's business and results of operations.

        Under the terms of the Maseve Shareholders Agreement, the board of directors of Maseve may make cash calls on PTM RSA and Africa Wide. Africa Wide declined to fund its share of cash calls in October 2013 and in March 2014. As a result of the first missed cash call, the Company entered into arbitration proceedings against Africa Wide to determine the extent of the dilution of Africa Wide's interest in Maseve, in accordance with the terms of the Maseve Shareholders Agreement. On August 20, 2014, an arbitrator determined that Africa Wide's shareholding in Maseve would be reduced to 21.2766%. Based on the arbitration award, Africa Wide has been further diluted to approximately 17.1% as a result of Africa Wide's failure to fund the second cash call and therefore the Company's shareholding in Maseve has increased to approximately 82.9%. In addition, as a result of the transactions explained under the risk factor captioned "The failure to maintain or increase equity participation by HDSAs in the Company's prospecting and mining operations could adversely affect the Company's ability to maintain its prospecting and mining rights," there is no guarantee the DMR would recognize Africa Wide as a qualified BEE entity. To comply with the Amended Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry (the "Mining Charter"), Maseve must have 26% ownership by a qualified BEE entity by December 31, 2014 in order to maintain the mining right for Project 1 (the "Mining Right") in good standing. In addition to unaffiliated, BEE qualified companies, the Company is presently considering Mnombo as the BEE company for such a transaction if and when instructed by the DMR. Should Mnombo acquire an interest in Maseve, as with funding to date for the Waterberg Projects, the Company would expect to cover Mnombo's share of any cash calls. If Mnombo was not deemed to be a suitable BEE company or if the Company was unsuccessful in reaching an agreement on the terms of Mnombo's investment in Maseve, the Company would be required to reach an agreement with another qualified BEE entity and, failing that, the Company may face possible suspension or cancellation of the Mining Right under a process governed by section 47 of the MPRDA.

The failure of the Company or its joint venture partners to fund their pro-rata share of funds under the respective joint ventures may have a material adverse effect on the Company's business and results of operations.

        The Company, through its subsidiaries, participates in joint ventures with various partners. In particular, PTM RSA, Africa Wide and Maseve are parties to the Maseve Shareholders Agreement related to the exploration and development of Project 1 and Project 3. On October 18, 2013, Africa Wide advised the Company that it would not be funding its approximately US$21.8 million share of a six month budget and cash call unanimously approved by the board of directors of Maseve. On March 3, 2014, Africa Wide advised the Company that it would not be funding its approximately US$21.52 million share of a second cash call. Africa Wide's decision may result in significant adverse effects on the Company and Maseve, including delays in the development and financing plan, increases in expenses, less advantageous financing terms and, potentially, the halting of development on Project 1. For example, as a result of Africa Wide's decision to not fund its cash calls, a procurement freeze was implemented on Project 1 for approximately 12 weeks from late 2013 into 2014, which resulted in delays to the acquisition and procurement of various goods and services, delaying mill and surface infrastructure construction. Any failure by PTM RSA, Africa Wide or any future shareholder under the Maseve Shareholders Agreement to contribute its pro-rata share of a cash call would result in dilution of that party's interest in proportion to the shortfall, and could have a material adverse effect on the Company as discussed above.

        PTM RSA, the Company (as guarantor of PTM RSA), Mnombo and JOGMEC are parties to the JOGMEC Agreement, which governs the joint venture in respect of the Waterberg JV Project. Under the JOGMEC Agreement, PTM RSA, Mnombo and JOGMEC may elect to fund programs that have been approved by a management committee composed of a representative of each of the three joint venture partners, provided that voting power for each representative is proportional to the respective joint venture partner's interest. In the event that PTM RSA, Mnombo or JOGMEC fails to contribute its respective pro-rata share of program costs after electing to fund a program, or twice elects not to fund a program, then its respective participating interest in the joint venture will be diluted in proportion to the shortfall. If the interest of one or more of the partners is reduced to less than 10%, or if one or more of the partners elects not to fund a program to achieve commercial production, then the diluted partner's or partners' interest will be deemed transferred to the remaining partner(s) and such diluted partner(s) will be entitled to a 1.0% NSR royalty in the aggregate. Thus, if only one partner is diluted below 10%, it will receive the entire 1.0% NSR royalty, but if two or more partners are each diluted below 10%, then they will share the 1.0% NSR royalty. To date, the Company has funded Mnombo's 26% share of the work on the Waterberg JV Project. If the Company ceases to fund Mnombo's share of the work for the Waterberg JV Project, Mnombo may be required to obtain funding from alternative sources, which may not be available on favorable terms, or at all. If Mnombo is unable to fund its share of such work, this may delay project expenditures and may result in dilution of Mnombo's interest in the Waterberg JV Project and require the sale of the diluted interests to another qualified BEE entity.

        The Company and Mnombo are negotiating a joint venture agreement to formalize their respective participating interests in and obligations towards the Waterberg Extension Project at the request of the DMR. The Company is currently carrying Mnombo's 26% share of ongoing costs on the Waterberg Extension Project. In the absence of a joint venture agreement, the obligation of Mnombo to repay the Company for advances to date of approximately Rand 23 million (at August 31, 2014) or to fund future investment in the Waterberg Extension Project may be uncertain.

        Because the development of the Company's joint venture projects depends on the ability to finance further operations, any inability of the Company or one or more of its joint venture partners to fund its respective pro-rata cash calls in the future could require the other partners, including the Company, to increase their funding of the project, which they may be unwilling or unable to do on a timely and commercially reasonable basis, or at all. The occurrence of the foregoing, the failure of any partner, including the Company, to increase their funding as required to cover any shortfall, as well as any dilution of the Company's interests in its joint ventures as a result of its own failure to satisfy a cash call, may have a material adverse effect on the Company's business and results of operations.

The Company's current cash, together with the net proceeds of this Offering, if successful, will not be sufficient to fund its business as currently planned and the Company therefore requires additional financing, which may not be available on acceptable terms, if at all.

        Even if this Offering is successfully completed, the Company will be required to source additional financing by way of private or public offerings of equity or debt or the sale of project or property interests in order to have sufficient working capital for the development and operation of Project 1 and the continued exploration on the Waterberg Projects, as well as for general working capital purposes.

        The success and the pricing of any such capital raising and/or debt financing will be dependent upon the prevailing market conditions at that time. There can be no assurance that financing will be available to the Company or, if it is available, that it will be offered on acceptable terms. If additional financing is raised through the issuance of equity or convertible debt securities of the Company, this may have a depressive effect on the price of the Common Shares and the interests of shareholders in the net assets of the Company may be diluted.

        The Company is planning to secure the Project 1 Operating Facility for the development and operation of Project 1. At the present time, no binding Facility Agreement with the Project 1 Operating Facility has been entered into with the Lender. The Lender is under no obligation to provide the Project 1 Operating Facility on the terms described in this Prospectus, or at all. The completion of the Project 1 Operating Facility on the terms described in this Prospectus, or at all, is subject to a number of risks, including, without limitation, risks relating to the absence of any binding obligation on the Lender to complete the Project 1 Operating Facility, regulatory requirements, requirements under the Company's existing contracts, litigation, changes in general market conditions, the condition of the Company or its properties, and economic, social or political conditions in South Africa. The approval of the South African Reserve Bank must be obtained (a) for PTM RSA to become a guarantor of the Project 1 Operating Facility, which will be a condition to any draw downs under the Project 1 Operating Facility, and (b) for PTM RSA to grant certain security interests in favor of the Lender, which may be a further condition. In addition, the Company anticipates that it will be necessary or appropriate to obtain certain consents or waivers from JOGMEC, Mnombo and the shareholders of Mnombo in connection with the execution and closing of the Project 1 Operating Facility, including Mnombo's agreement to the terms of the Project 1 Operating Facility. No assurances can be given that the requisite regulatory and third party consents may be obtained or that the Project 1 Operating Facility will be consummated on the timeline or on the terms described herein, or at all.

        Any failure by the Company to obtain required financing on acceptable terms or on a timely basis could cause the Company to delay development of its material projects or could result in the Company being forced to sell some of its assets on an untimely or unfavorable basis. Any such delay or sale could have a material adverse effect on the Company's financial condition, results of operations and liquidity.

The Company has a history of losses and it anticipates continuing to incur losses.

        The Company has a history of losses. None of the Company's properties is currently in production, and there is no certainty that the Company will succeed in placing any of its properties into production in the near future, if at all.

        The Company anticipates continued losses until it can successfully place one or more of its properties into commercial production on a profitable basis. It could be years before the Company receives any revenues from any production of metals, if ever. If the Company is unable to generate significant revenues with respect to its properties, the Company will not be able to earn profits or continue operations.

The Company has a history of negative operating cash flow, and may continue to experience negative operating cash flow.

        The Company has had negative operating cash flow in recent financial years. The Company's ability to achieve and sustain positive operating cash flow will depend on a number of factors, including the Company's ability to advance any of its material properties into production. To the extent that the Company has negative cash flow in future periods, the Company may need to deploy a portion of its cash reserves to fund such negative cash flow. The Project 1 Operating Facility is expected to require that the Company maintain consolidated cash and cash equivalents of at least US$5,000,000. The Company may be required to raise additional funds through the issuance of additional equity or debt securities, including to satisfy the minimum cash balance requirements under the Project 1 Operating Facility. There can be no assurance that additional debt or equity financing or other types of financing will be available if needed or that these financings will be on terms at least as favorable to the Company as those obtained previously.

The Company may not be able to continue as a going concern.

        The Company has limited financial resources and no operating revenues. The Company's ability to continue as a going concern is dependent upon, among other things, the Company establishing commercial quantities of mineral reserves on its properties and obtaining the necessary financing to develop and profitably produce such minerals or, alternatively, disposing of its interests on a profitable basis. Any unexpected costs, problems or delays could severely impact the Company's ability to continue exploration and development activities. Should the Company be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company's estimates. The amounts attributed to the Company's exploration properties in its financial statements represent acquisition and exploration costs and should not be taken to represent realizable value.

Most of the Company's properties contain no known mineral reserves.

        Other than Project 1, all of the Company's properties are in the exploration stage, meaning that the Company has not determined whether such properties contain mineral reserves that are economically recoverable. The Company may never discover metals in commercially exploitable quantities at these properties. Failure to discover economically recoverable reserves on a mineral property will require the Company to write off the costs capitalized for that property in its financial statements.

        Substantial additional work will be required in order to determine if any economic deposits exist on the Company's properties outside of the Project 1 platinum mine. Substantial expenditures are required to establish mineral reserves through drilling and metallurgical and other testing techniques. No assurance can be given that any level of recovery of any mineral reserves will be realized or that any identified mineral deposit will ever qualify as a commercial mineable ore body that can be legally and economically exploited.

The Company's properties, including the Project 1 platinum mine, may not be brought into a state of commercial production.

        Development of mineral properties involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. The commercial viability of a mineral deposit is dependent upon a number of factors which are beyond the Company's control, including the attributes of the deposit, commodity prices, government policies and regulation and environmental protection. Fluctuations in the market prices of minerals may render reserves and deposits containing relatively lower grades of mineralization uneconomic. The development of the Company's properties, including the Project 1 platinum mine, will require obtaining land use consents, permits and the construction and operation of mines, processing plants and related infrastructure. Although the Project 1 property has been granted the necessary land use zoning, the Company is subject to all of the risks associated with establishing new mining operations, including:

  •
  the timing and cost, which can be considerable, of the construction of mining and processing facilities and related infrastructure;

  •
  the availability and cost of skilled labour and mining equipment;

  •
  the availability and cost of appropriate smelting and/or refining arrangements;

  •
  the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits;

  •
  in the event that the required permits are not obtained before construction commences, the risks of government environmental authorities issuing directives or commencing enforcement proceedings to cease operations or administrative, civil and criminal sanctions being imposed on the Company, its directors and employees;

  •
  the availability of funds to finance construction and development activities;

  •
  potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities; and

  •
  potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies and foreign exchange rates.

        The costs, timing and complexities of mine construction and development are increased by the remote location of the Company's mining properties (other than Project 1 and Project 3, which are not remotely located and have both power and water supply lines crossing the property), with additional challenges related thereto, including water and power supply and other support infrastructure. For example, water resources are scarce at the Company's Waterberg Projects. If the Company should decide to mine at the Waterberg Projects, it will have to establish sources of water and develop the infrastructure required to transport water to the project area. Similarly, the Company will need to secure a suitable location by purchase or long term lease of surface or access rights at the Waterberg Projects to establish the surface rights necessary to mine and process.

        It is common in new mining operations to experience unexpected costs, problems and delays during development, construction and mine ramp-up. Accordingly, there are no assurances that the Company's properties, including the Project 1 platinum mine, will be brought into a state of commercial production.

Estimates of mineral reserves and mineral resources are based on interpretation and assumptions and are inherently imprecise.

        The mineral resource and mineral reserve estimates contained in this Prospectus and the other documents incorporated by reference herein have been determined and valued based on assumed future prices, cut off grades and operating costs. However, until mineral deposits are actually mined and processed, mineral reserves and mineral resources must be considered as estimates only. Any such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Estimates of operating costs are based on assumptions including those relating to inflation and currency exchange, which may prove incorrect. Estimates of mineralization can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. In addition, the grade and/or quantity of precious metals ultimately recovered may differ from that indicated by drilling results. There can be no assurance that precious metals recovered in small scale tests will be duplicated in large scale tests under onsite conditions or in production scale. Amendments to the mine plans and production profiles may be required as the amount of resources changes or upon receipt of further information during the implementation phase of the project. Extended declines in market prices for platinum, palladium, rhodium and gold may render portions of the Company's mineralization uneconomic and result in reduced reported mineralization. In particular, the updated feasibility study on Project 1 entitled "Updated Technical Report (Updated Feasibility Study) Western Bushveld Joint Venture Project 1 (Elandsfontein and Frischgewaagd)" dated November 20, 2009 with an effective date of October 8, 2009 (the"2009 UFS") used a three-year trailing basket price per PGM 4E ounce of approximately US$1,185 for the Merensky Reef ("MR") and US$1,433 for the Upper Group 2 Layer or Reef ("UG2") whereas on October 31, 2014, the spot price per PGM 4E ounce was approximately US$1,112 for the MR and US$1,120 for the UG2. Any material reductions in estimates of mineralization, or of the Company's ability to develop its properties and extract and sell this mineralization on the terms projected in the 2009 UFS, could have a material adverse effect on the Company's results of operations or financial condition.

Actual capital costs, operating costs, production and economic returns may differ significantly from those the Company has anticipated and there are no assurances that any future development activities will result in profitable mining operations.

        The capital costs to take the Company's projects into production may be significantly higher than anticipated. None of the Company's mineral properties has an operating history upon which the Company can base estimates of future operating costs. Decisions about the development of the Company's mineral properties will ultimately be based upon feasibility studies. Feasibility studies derive estimates of cash operating costs based upon, among other things:

  •
  anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

  •
  anticipated recovery rates of metals from the ore;

  •
  cash operating costs of comparable facilities and equipment; and

  •
  anticipated climatic conditions.

        Capital costs, operating costs, production and economic returns and other estimates contained in studies or estimates prepared by or for the Company may differ significantly from those anticipated by the Company's current studies and estimates, and there can be no assurance that the Company's actual capital and operating costs will not be higher than currently anticipated. For example, operating costs per tonne at the Project 1 platinum mine are estimated to have increased by approximately 24% since the 2009 UFS, principally as a result of increased prices for labour, power and consumables, such as drill steel, roof bolts, explosives and fuel. In addition, construction costs at the Project 1 platinum mine are estimated to have increased by approximately 14% since the 2009 UFS, primarily as a result of increased labour, construction and capital equipment costs. As a result of higher capital and operating costs, production and economic returns may differ significantly from those the Company has anticipated.

The Company is subject to the risk of fluctuations in the relative values of the Canadian dollar as compared to the South African Rand and the United States dollar.

        The Company may be adversely affected by foreign currency fluctuations. Historically, the Company has primarily generated funds through equity investments into the Company denominated in Canadian dollars. In the normal course of business, the Company enters into transactions for the purchase of supplies and services denominated in South African Rand. The Company also has assets, cash and certain liabilities denominated in South African Rand. Several of the Company's options to acquire properties or surface rights in South Africa may result in payments by the Company denominated in South African Rand or in U.S. dollars. Exploration, development and administrative costs to be funded by the Company in South Africa will also be denominated in South African Rand. Settlement of sales of minerals from the Company's projects, once commercial production commences, will be in Rand, and will be converted to U.S. dollars to make payment of principal and interest if the Company should enter into any U.S. dollar denominated debt or loan arrangements. Fluctuations in the exchange rates between the Canadian dollar and the South African Rand or U.S. dollar may have a material adverse effect on the Company's financial results. During the year ended August 31, 2014, the Company recorded a foreign currency translation adjustment of approximately $1.8 million as a loss in other comprehensive loss, which was primarily the result of translating the Company's Rand-denominated assets and liabilities in South Africa at weaker Rand/Canadian dollar exchange rates on August 31, 2014. The Rand has continued to weaken against the Canadian dollar subsequent to August 31, 2014.

        In addition, South Africa has in the past experienced double digit rates of inflation. If South Africa experiences substantial inflation in the future, the Company's costs in South African Rand terms will increase significantly, subject to movements in applicable exchange rates. Inflationary pressures may also curtail the Company's ability to access global financial markets in the longer term and its ability to fund planned capital expenditures, and could materially adversely affect the Company's business, financial condition and results of operations. The South African government's response to inflation or other significant macro-economic pressures may include the introduction of policies or other measures that could increase the Company's costs, reduce operating margins and materially adversely affect its business, financial condition and results of operations.

Metal prices are subject to change, and a substantial or extended decline in such prices could materially and adversely affect the value of the Company's mineral properties and potential future results of operations and cash flows.

        Metal prices have historically been subject to significant price fluctuations. No assurance may be given that metal prices will remain stable. Significant price fluctuations over short periods of time may be generated by numerous factors beyond the control of the Company, including:

  •
  domestic and international economic and political trends;

  •
  expectations of inflation;

  •
  currency exchange fluctuations;

  •
  interest rates;

  •
  global or regional consumption patterns;

  •
  speculative activities; and

  •
  increases or decreases in production due to improved mining and production methods.

        Significant or continued reductions or volatility in metal prices may have an adverse effect on the Company's business, including the amount of the Company's mineral reserves, the economic attractiveness of the Company's projects, the Company's ability to obtain financing and develop projects and, if the Company's projects enter the production phase, the amount of the Company's revenues or profit or loss.

If the Project 1 Operating Facility is consummated, the Company may be unable to generate sufficient cash to make payments on the indebtedness and the terms of the Project 1 Operating Facility may restrict the Company's current or future operations.

        The Company has no present source of revenue. If the Project 1 Operating Facility is consummated, the Company's ability to make payments on any indebtedness under the Project 1 Operating Facility will depend on its ability to successfully complete construction of the Project 1 platinum mine and place the mine into production, and on the Company's financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond its control. If the Company's cash flows and capital resources are insufficient to fund its debt service obligations, the Company could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance the Company's indebtedness, including indebtedness under the Project 1 Operating Facility. The Company may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternatives may not allow the Company to meet its scheduled debt service obligations.

        In addition, a breach of the covenants under the Project 1 Operating Facility, if consummated, or the Company's other debt instruments from time to time could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt, may result in the acceleration of any other debt to which a cross acceleration or cross default provision applies. In the event a lender accelerates the repayment of the Company's borrowings, the Company may not have sufficient assets to repay its indebtedness.

        The Project 1 Operating Facility, if consummated, is expected to contain a number of covenants that will impose significant operating and financial restrictions on the Company and may limit the Company's ability to engage in acts that may be in its long term best interest. In particular, the Project 1 Operating Facility is expected to, among other things, restrict the Company's ability to modify material contracts, to dispose of assets and to use the proceeds from those dispositions, to incur additional indebtedness and grant security interests or encumbrances and to use proceeds from future debt or equity financings. As a result of these restrictions, the Company may be limited in how it conducts its business, may be unable to raise additional debt or equity financing to operate during general economic or business downturns, or may be unable to compete effectively or to take advantage of new business opportunities, each of which restrictions may affect the Company's ability to grow in accordance with its strategy.

The Company will, and PTM RSA may, be required to grant a first ranking security interest in favour of the Lender over all of its personal property, subject to certain exceptions, and the Company will be required to pledge its shares of PTM RSA to the Lender under the Project 1 Operating Facility, if consummated, which may have a material adverse effect on the Company.

        The Company is currently negotiating and seeking to secure the Project 1 Operating Facility for the development and operation of Project 1, and has entered into the Term Sheet to arrange such facility, although no binding Facility Agreement has been entered into with the Lender and the Term Sheet does not represent a commitment by the Lender to provide the Project 1 Operating Facility on the terms set forth therein, or at all. The Company expects that the Project 1 Operating Facility, if consummated, will require the Company to enter into a general security agreement under which the Company will grant first ranking security interests in favour of the Lender over all of its present and after-acquired personal property, subject to certain exceptions, and a share pledge agreement pursuant to which the Company will grant a first priority security interest in favour of the Lender over all of the issued shares in the capital of PTM RSA. The Company also expects that, under the Project 1 Operating Facility, PTM RSA will be required to guarantee the Company's obligations to the Lender, and may be required to grant to the Lender first ranking security interests in all of its present and after-acquired personal property. These security interests and guarantee may adversely affect the Company's ability to obtain project financing for the Waterberg Projects or its ability to secure other types of financing. It is expected that the terms of the Facility Agreement, if consummated, will have various covenants, including payment covenants and financial tests that must be satisfied during the term of the Project 1 Operating Facility. There is no assurance that such covenants will be satisfied. Any default under Project 1 Operating Facility, if consummated, including any covenants thereunder, could result in the loss of the Company's entire interest in PTM RSA, and therefore its interests in Project 1, Project 3 and the Waterberg Projects.

There may be a delay in the start-up of the Project 1 platinum mine, which could result in a default under the Project 1 Operating Facility, if consummated, and could have a material adverse effect on the Company's financial condition and prospects.

        The anticipated timelines for the completion of Phase 2 of the development of the Project 1 platinum mine and the commencement and ramp-up of production may prove to be inaccurate. Timelines are based on management's current expectations and may be affected by a number of factors, including:

  •
  the availability of adequate funds to complete development, including the anticipated net proceeds of this Offering and the Project 1 Operating Facility, or funds obtained through alternative sources of financing;

  •
  consultants' analyses and recommendations;

  •
  the rate at which expenditures are incurred;

  •
  delays in construction schedules;

  •
  further postponement of electrical distribution infrastructure by ESKOM Holdings Limited;

  •
  availability of major equipment and personnel;

  •
  the issuance of a directive under section 54 of the Mine Health and Safety Act (1996) ("MHSA") by the DMR on the respective mine health and safety responsibilities over land owned by Maseve under which Royal Bafokeng Platinum Ltd. ("RBPlat") has prospecting rights and with respect to which responsibilities Maseve and RBPlat have concluded an agreement;

  •
  the Company's ability to obtain requisite permits and licenses (including a water use license, an amendment to the environmental authorization held by Maseve and a possible amendment to Maseve's environmental management program);

  •
  other potentially required authorizations arising from recent legislative amendments; and

  •
  the rate of underground development in the north and south declines.

        Some of the above factors are beyond the Company's control and could cause management's timelines not to be realized. It is common for mining projects to experience unexpected costs, problems and delays. The targeted start date for first concentrate production at Project 1 in the fourth quarter of calendar 2015 may be delayed and a delay in the start-up of the Project 1 platinum mine could have a material adverse effect on the Company's financial condition and prospects. If the Project 1 Operating Facility is consummated, a delay may also result in a default under the Project 1 Operating Facility, which may accelerate amounts due thereunder and permit the Lender and any other lenders thereunder to realize on any applicable security thereunder. This could result in a complete loss of the Company's assets, including its investment in PTM RSA, and therefore in Project 1, Project 3 and the Waterberg Projects. There is no assurance that insurance for any delay in start-up at the Project 1 platinum mine will be available to the Company on economic terms or in such amounts as would be adequate to cover all losses or at all.

If the Company is unable to retain key members of management, the Company's business might be harmed.

        The Company's development to date has depended, and in the future will continue to depend, on the efforts of its senior management including: R. Michael Jones, President and Chief Executive Officer and a director of the Company; Frank R. Hallam, Chief Financial Officer and Corporate Secretary and a director of the Company; and Peter Busse, Chief Operating Officer of the Company. The Company currently does not, and does not intend to, have key person insurance for these individuals. Departures by members of senior management could have a negative impact on the Company's business, as the Company may not be able to find suitable personnel to replace departing management on a timely basis or at all. The loss of any member of the senior management team could impair the Company's ability to execute its business plan and could therefore have a material adverse effect on the Company's business, results of operations and financial condition.

If the Company is unable to procure the services of skilled and experienced personnel, the Company's business might be harmed.

        There is currently a shortage of skilled and experienced personnel in the mining industry in South Africa. The competition for skilled and experienced employees is exacerbated by the fact that mining companies operating in South Africa are legally obliged to recruit and retain historically disadvantaged South Africans ("HDSAs"), as defined respectively by the MPRDA and the BEE Act, and women with the relevant skills and experience at levels that meet the transformation objectives set out in the MPRDA and the Mining Charter. Skilled and experienced personnel are especially important at the Project 1 platinum mine since the deposit does not lend itself to mechanized methods. If the Company is unable to attract and retain sufficiently trained, skilled or experienced personnel, its business may suffer and it may experience significantly higher staff or contractor costs, which could have a material adverse effect on its business, results of operations and financial condition.

Conflicts of interest may arise among the Company's officers and directors as a result of their involvement with other mineral resource companies.

        Certain of the Company's officers and directors are, and others may become, associated with other natural resource companies that acquire interests in mineral properties. R. Michael Jones, President and Chief Executive Officer and a director of the Company, is also the President and Chief Executive Officer and a director of West Kirkland Mining Inc. ("WKM"), a public company with mineral exploration properties in Ontario and Nevada, and a director of Nextraction Energy Corp. ("NE"), a public company with oil properties in Alberta, Kentucky and Wyoming. Frank Hallam, Chief Financial Officer and Corporate Secretary and a director of the Company, is also a director, Chief Financial Officer and Corporate Secretary of WKM, a director of Lake Shore Gold Corp., a public company with producing and exploration properties in Ontario, and a director of NE. Eric Carlson, a director of the Company, is a director of NE. Barry Smee, a director of the Company, is a director of Almaden Minerals Ltd., a company with projects in Mexico, the United States and Canada. Diana Walters, a director of the Company, was formerly an executive officer of Liberty Metals & Mining Holdings, LLC, a shareholder of the Company that invests in mining companies.

        Such associations may give rise to conflicts of interest from time to time. As a result of these potential conflicts of interests, the Company may miss the opportunity to participate in certain transactions, which may have a material adverse effect on the Company's financial position. The Company's directors are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interest that they may have in any project or opportunity of the Company. If a subject involving a conflict of interest arises at a meeting of the board of directors, any director in a conflict must disclose his interest and abstain from voting on such matter.

Any disputes or disagreements with the Company's joint venture partners could materially and adversely affect the Company's business.

        The Company participates in joint ventures and may enter into other similar arrangements in the future. PTM RSA is a party to the Maseve Shareholders Agreement related to the exploration and development of Project 1 and Project 3. The Company anticipates selling certain of its interests in Maseve to a BEE company, which will reduce the Company's level of control. In addition, PTM RSA is also a party to the JOGMEC Agreement related to the exploration and development of the Waterberg JV Project property, whereby the interests of the Company, JOGMEC and Mnombo are 37%, 37% and 26%, respectively. PTM RSA is also a 49.9% shareholder of Mnombo and the relationship among the shareholders of Mnombo is governed by a formal shareholders' agreement. The Company is presently negotiating a joint venture agreement with Mnombo with respect to the Waterberg Extension Project to formalize the present oral joint venture agreement. Any dispute or disagreement with a joint venture partner, any change in the identity, management or strategic direction of a joint venture partner, or any disagreement among the Mnombo shareholders, including with respect to Mnombo's role in the Waterberg Extension Project and the terms of the planned joint venture agreement for the Waterberg Extension Project, could materially adversely affect the Company's business and results of operations. If a dispute arises between the Company and a joint venture partner or the other Mnombo shareholders that cannot be resolved amicably, the Company may be unable to move its projects forward and may be involved in lengthy and costly proceedings to resolve the dispute, such as the dispute that recently led to arbitration with Africa Wide, which could materially and adversely affect the Company's business and results of operations.

An actual or alleged breach or breaches in governance processes or fraud, bribery and corruption may lead to public and private censure, regulatory penalties, loss of licenses or permits and may damage the Company's reputation.

        The Company is subject to anti-corruption laws and regulations, including certain restrictions applicable to U.S. reporting companies imposed by the U.S. Foreign Corrupt Practices Act of 1977 and similar anti-corruption and anti-bribery laws in South Africa and Canada. The Company's Code of Business Conduct and Ethics, among other governance and compliance processes, may not prevent instances of fraudulent behavior and dishonesty nor guarantee compliance with legal and regulatory requirements. The Company is particularly exposed to the potential for corruption and bribery owing to the financial scale of the mining business in South Africa. In March 2014, the Organisation for Economic Cooperation and Development ("OECD") released its Phase 3 Report on Implementing the OECD Anti-bribery Convention in South Africa, criticizing South Africa for failing to enforce the anti-bribery convention to which it has been a signatory since 2007. The absence of enforcement of corporate liability for foreign bribery coincides with recent growth in corporate activity in South Africa's economic environment. Allegations of bribery, improper personal influence or officials holding simultaneous business interests have been linked in recent years to the highest levels of the South African government. To the extent that the Company suffers from any actual or alleged breach or breaches of relevant laws, including South African anti-bribery and corruption legislation, it may lead to regulatory and civil fines, litigation, public and private censure and loss of operating licenses or permits and may damage the Company's reputation. The occurrence of any of these events could have an adverse effect on the Company's business, financial condition and results of operations.

The Company may become subject to litigation and other legal proceedings that may adversely affect the Company's financial condition and results of operations.

        All companies are subject to legal claims, with and without merit. The Company's operations are subject to the risk of legal claims by employees, unions, contractors, lenders, suppliers, joint venture partners, shareholders, governmental agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation and other legal proceedings that the Company may be involved in the future, particularly regulatory actions, is difficult to assess or quantify. Plaintiffs may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the litigation process could take away from the time and effort of the Company's management and could force the Company to pay substantial legal fees. There can be no assurance that the resolution of any particular legal proceeding will not have an adverse effect on the Company's financial position and results of operations.

Risks Related to the Mining Industry

Mining is inherently dangerous and is subject to conditions or events beyond the Company's control, which could have a material adverse effect on the Company's business.

        Hazards such as fire, explosion, floods, structural collapses, industrial accidents, unusual or unexpected geological conditions, ground control problems, power outages, inclement weather, cave-ins and mechanical equipment failure are inherent risks in the Company's mining operations. These and other hazards may cause injuries or death to employees, contractors or other persons at the Company's mineral properties, severe damage to and destruction of the Company's property, plant and equipment and mineral properties, and contamination of, or damage to, the environment, and may result in the suspension of the Company's exploration and development activities and any future production activities. Safety measures implemented by the Company may not be successful in preventing or mitigating future accidents and the Company may not be able to obtain insurance to cover these risk at economically feasible premiums or at all. Insurance against certain environmental risks is not generally available to the Company or to other companies within the mining industry.

        In addition, from time to time the Company may be subject to governmental investigations and claims and litigation filed on behalf of persons who are harmed while at its properties or otherwise in connection with the Company's operations. To the extent that the Company is subject to personal injury or other claims or lawsuits in the future, it may not be possible to predict the ultimate outcome of these claims and lawsuits due to the nature of personal injury litigation. Similarly, if the Company is subject to governmental investigations or proceedings, the Company may incur significant penalties and fines, and enforcement actions against it could result in the cessation of certain of the Company's mining operations. During the period February/March 2013, operations at Project 1 halted for approximately one month due to a notice under section 54 of the MHSA issued in relation to a surface worker fatality that occurred onsite. Since March 2013, Maseve has received several notices under section 54 that have resulted in short-term halts to operations for an aggregate of 32 days. If claims, lawsuits, governmental investigations or proceedings, including section 54 notices and the administrative proceeding regarding Maseve's environmental authorization, are resolved against the Company or if the administrative proceeding regarding Maseve's environmental authorization is delayed, the Company's financial performance, financial position and results of operations could be materially adversely affected.

The Company's prospecting and mining rights are subject to title risks.

        The Company's prospecting and mining rights may be subject to prior unregistered agreements, transfers, claims and title may be affected by undetected defects. A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties. This could result in the Company not being compensated for its prior expenditures relating to the property. Title insurance is generally not available for mineral properties and the Company's ability to ensure that it has obtained secure claims to individual mineral properties or mining concessions may be severely constrained. These or other defects could adversely affect the Company's title to its properties or delay or increase the cost of the development of such prospecting and mining rights.

The Company is subject to significant governmental regulation.

        The Company's operations and exploration and development activities in South Africa and Canada are subject to extensive federal, state, provincial, territorial and local laws and regulation governing various matters, including:

  •
  environmental protection;

  •
  management and use of hazardous and toxic substances and explosives;

  •
  management of tailings and other waste generated by the Company's operations;

  •
  management of natural resources;

  •
  exploration, development of mines, production and post-closure reclamation;

  •
  exports and, in South Africa, potential local beneficiation quotas;

  •
  price controls;

  •
  taxation;

  •
  regulations concerning business dealings with local communities;

  •
  labour standards, BEE laws and regulations and occupational health and safety, including mine safety; and

  •
  historic and cultural preservation.

        Failure to comply with applicable laws and regulations may result in civil or criminal fines or administrative penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in the Company incurring significant expenditures. The Company may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of the Company's operations and delays in the development of the Company's properties.

The Company may face equipment shortages, access restrictions and lack of infrastructure.

        Natural resource exploration, development and mining activities are dependent on the availability of mining, drilling and related equipment in the particular areas where such activities are conducted. A limited supply of such equipment or access restrictions may affect the availability of such equipment to the Company and may delay exploration, development or extraction activities. Certain equipment may not be immediately available, or may require long lead time orders. A delay in obtaining necessary equipment for mineral exploration, including drill rigs, could have a material adverse effect on the Company's operations and financial results.

        Mining, processing, development and exploration activities also depend, to one degree or another, on the availability of adequate infrastructure. Reliable roads, bridges, power sources, fuel and water supply and the availability of skilled labour and other infrastructure are important determinants that affect capital and operating costs. At each of the Company's projects, additional infrastructure will be required prior to commencement of mining. At Project 1, the Company's most advanced project, the Company is in the process of constructing additional infrastructure, including additional power and water; however, such efforts are subject to a number of risks, including risks related to the availability of equipment and materials, inflation, cost overruns and delays, political opposition and reliance upon third parties, many of which are outside the Company's control. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay development of the Company's projects.

        Exploration of mineral properties is less intrusive, and generally requires fewer surface and access rights, than properties developed for mining. The Company has not secured any surface rights at the Waterberg Projects other than those access rights legislated by the MPRDA. If a decision is made to develop the Waterberg Projects, or other projects in which the Company has yet to secure adequate surface rights, the Company will need to secure such rights. No assurances can be provided that the Company will be able to secure required surface rights on favorable terms, or at all. Any failure by the Company to secure surface rights could prevent or delay development of the Company's projects.

The Company's operations are subject to environmental laws and regulations that may increase the Company's costs of doing business and restrict its operations.

        Environmental legislation on a global basis is evolving in a manner that will ensure stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessment of proposed development and a higher level of responsibility and potential liability for companies and their officers, directors, employees and, potentially, shareholders. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company's intended activities. There can be no assurance that future changes to environmental legislation in Canada or South Africa will not adversely affect the Company's operations. Environmental hazards may exist on the Company's properties which are unknown at present and which have been caused by previous or existing owners or operators for which the Company could be held liable. Furthermore, future compliance with environmental reclamation, closure and other requirements may involve significant costs and other liabilities. In particular, the Company's operations and exploration activities are subject to Canadian and South African national and provincial laws and regulations governing protection of the environment. Such laws are continually changing and, in general, are becoming more onerous, such as the recent amendments under the National Environmental Management Laws Amendment Act, No. 25 of 2014. See "South African Regulatory Framework — Environment" in the AIF.

        Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or production costs or a reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

        Environmental hazards may exist on the Company's properties that are unknown at the present time, and that may have been caused by previous owners or operators or that may have occurred naturally. These hazards, as well as any pollution caused by the Company's mining activities, may give rise to significant financial obligations in the future and such obligations could have a material adverse effect on the Company's financial performance.

The mineral exploration industry is extremely competitive.

        The resource industry is intensely competitive in all of its phases. Much of the Company's competition is from larger, established mining companies with greater liquidity, greater access to credit and other financial resources, and that may have newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures and/or greater ability than the Company to withstand losses. The Company's competitors may be able to respond more quickly to new laws or regulations or emerging technologies, or devote greater resources to the expansion of their operations, than the Company can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties. Competition could adversely affect the Company's ability to acquire suitable new producing properties or prospects for exploration in the future. Competition could also affect the Company's ability to raise financing to fund the exploration and development of its properties or to hire qualified personnel. The Company may not be able to compete successfully against current and future competitors, and any failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations.

The Company requires various permits in order to conduct its current and anticipated future operations, and delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company.

        The Company's current and anticipated future operations, including further exploration, development activities and commencement of production on the Company's properties, require permits from various national, provincial, territorial and local governmental authorities in the countries in which the Company's properties are located. For Project 1, an amendment to Maseve's environmental authorization, a water use license, a possible amendment to Maseve's environmental management program and, potentially, other detailed authorizations including those arising from recent legislative amendments, will be required. There have already been delays to the issuance of the water use license and an amendment to the application may be needed. Compliance with the applicable environmental legislation, permits and land use consents is required on an ongoing basis, and the requirements under such legislation, permits and consents are evolving rapidly and imposing additional requirements for Project 1. The Waterberg Projects prospecting rights issued by the DMR are also subject to land use consents and compliance with applicable legislation on an ongoing basis.

        In addition, the duration and success of efforts to obtain, amend and renew permits are contingent upon many variables not within the Company's control. Shortage of qualified and experienced personnel in the various levels of government could result in delays or inefficiencies. Backlog within the permitting agencies could also affect the permitting timeline of the Company's various projects. Other factors that could affect the permitting timeline include the number of other large scale projects currently in a more advanced stage of development, which could slow down the review process, and significant public response regarding a specific project. As well, it can be difficult to assess what specific permitting requirements will ultimately apply to all of the Company's projects.

Risks of Doing Business in South Africa

Labour disruptions and increased labour costs could have an adverse effect on the Company's results of operations and financial condition.

        Although the Company's employees are not unionized at this time, contractors operating on the Project 1 mine site in South Africa have employees that are unionized. As a result, trade unions could have a significant impact on the Company's labour relations, as well as on social and political reforms. There is a risk that strikes or other types of conflict with unions or employees may occur at any of the Company's operations, particularly where the labour force is unionized. Labour disruptions may be used to advocate labour, political or social goals in the future. For example, labour disruptions may occur in sympathy with strikes or labour unrest in other sectors of the economy. South African employment law sets out minimum terms and conditions of employment for employees, which form the benchmark for all employment contracts. Disruptions in the Company's business due to strikes or further developments in South African labour laws may increase the Company's costs or alter its relationship with its employees and trade unions, which may have an adverse effect on the Company's financial condition and operations. South Africa has recently experienced widespread illegal strikes and violence.

South African foreign exchange controls may limit repatriation of profits.

        The Company will most likely need to repatriate funds from its foreign subsidiaries to fulfill its business plans and make payments on the Project 1 Operating Facility, if consummated. Since commencing business in South Africa, the Company has loaned or invested more than CAN$400 million into PTM RSA in South Africa. The Company obtained approval from the South African Reserve Bank in advance for its investments into South Africa. The Company anticipates that it will loan the majority of the proceeds from this Offering to PTM RSA with the advance approval of the South African Reserve Bank. Although the Company is not aware of any law or regulation that would prevent the repatriation of funds it has loaned or invested into South Africa back to the Company in Canada, no assurance can be given that the Company will be able to repatriate funds back to Canada in a timely manner or without incurring tax payments or other costs when doing so, due to legal restrictions or tax requirements at local subsidiary levels or at the parent company level, which costs could be material.

        South Africa's exchange control regulations restrict the export of capital from South Africa. Although the Company is not itself subject to South African exchange control regulations, these regulations do restrict the ability of the Company's South African subsidiaries to raise and deploy capital outside the country, to borrow money in currencies other than the South African Rand and to hold foreign currency. Exchange control regulations could make it difficult for the Company's South African subsidiaries to: (a) export capital from South Africa; (b) hold foreign currency or incur indebtedness denominated in foreign currencies without approval of the relevant South African exchange control authorities; (c) acquire an interest in a foreign venture without approval of the relevant South African exchange control authorities and compliance with certain investment criteria; and (d) repatriate to South Africa profits of foreign operations. While the South African government has relaxed exchange controls in recent years, it is difficult to predict whether or how it will further relax or abolish exchange control measures in the foreseeable future. There can be no assurance that restrictions on repatriation of earnings from South Africa will not be imposed on the Company in the future.

Socio-economic instability in South Africa or regionally, including the risk of resource nationalism, may have an adverse effect on the Company's operations and profits.

        The Company has ownership interests in significant projects in South Africa. As a result, it is subject to political and economic risks relating to South Africa, which could affect an investment in the Company. South Africa was transformed into a democracy in 1994. The government policies aimed at redressing the disadvantages suffered by the majority of citizens under previous governments may impact the Company's South African business. In addition to political issues, South Africa faces many challenges in overcoming substantial differences in levels of economic development among its people. Large parts of the South African population do not have access to adequate education, health care, housing and other services, including water and electricity.

        This issue was particularly poignant in late 2012 when wild cat strikes and violence occurred near the Project 1 platinum mine and generally at other platinum mines. There can be no assurance that wild cat strikes and violence will not occur at the Company's properties in the future. Wild cat strikes and violence at the Project 1 platinum mine may have a material negative impact on the project and its start-up mine operations. The Company also faces a number of risks from deliberate, malicious or criminal acts relating to these inequalities, including theft, fraud, bribery and corruption.

        The Company is also subject to the risk of resource nationalism, which encompasses a range of measures, such as expropriation or taxation, whereby governments increase their economic interest in natural resources, with or without compensation. Although wholesale nationalization was rejected by the ruling party, the African National Congress (the "ANC"), leading into the 2014 national elections, a resolution adopted by the ANC on nationalization calls for state intervention in the economy, including "state ownership."

        The Company cannot predict the future political, social and economic direction of South Africa or the manner in which government will attempt to address the country's inequalities. Actions taken by the South African government, or by its people without the sanction of law, could have a material adverse effect on the Company's business. Furthermore, there has been regional, political and economic instability in countries north of South Africa, which may affect South Africa. Such factors may have a negative impact on the Company's ability to own, operate and manage its South African mining projects.

The Company's land in South Africa could be subject to land restitution claims which could impose significant costs and burdens.

        The Company's privately held land could be subject to land restitution claims under the Restitution of Land Rights Act, No. 22 of 1994, as amended (the "Land Claims Act") and the Restitution of Land Rights Amendment Act, No. 15 of 2014 ("Restitution Amendment Act"), which took effect on July 1, 2014. Under the Land Claims Act and the Restitution Amendment Act, any person who was dispossessed of rights in land in South Africa after June 19, 1913 as a result of past racially discriminatory laws or practices without payment of just and equitable compensation, and who lodges a claim on or before June 30, 2019, is granted certain remedies. A successful claimant may be granted either return of the dispossessed land (referred to as "restoration") or equitable redress (which includes the granting of an appropriate right in alternative state-owned land, payment of compensation or "alternative relief"). If restoration is claimed, the Land Claims Act requires the feasibility of such restoration to be considered. Restoration of land may only be given in circumstances where a claimant can use the land productively with the feasibility of restoration dependent on the value of the property.

        The South African Minister of Rural Development and Land Reform may not acquire ownership of land for restitution purposes without a court order unless an agreement has been reached between the affected parties. The Land Claims Act also entitles the South African Minister of Rural Development and Land Reform to acquire ownership of land by way of expropriation either for claimants who are entitled to restitution of land, or, in respect of land over which no claim has been lodged but the acquisition of which is directly related to or affected by such claim, will promote restitution of land to claimants or alternative relief. Expropriation would be subject to provisions of legislation and the South African Constitution which provide, in general, for just and equitable compensation.

        The Company has not been notified of any land claims to date over the Company's properties. There is no guarantee, however, that any of the Company's privately held land rights could not become subject to acquisition by the state without the Company's agreement, or that the Company would be adequately compensated for the loss of its land rights. Any such claims could have a negative impact on the Company's South African projects and therefore an adverse effect on its business, operating results and financial condition.

Any adverse decision in respect of the Company's mineral rights and projects in South Africa under the MPRDA could materially affect the Company's projects in South Africa.

        With the enactment of the MPRDA, the South African state became the sole regulator of all prospecting and mining operations in South Africa. All prospecting and mining licenses and claims granted in terms of any prior legislation became known as the "old order rights." All prospecting and mining rights granted in terms of the MPRDA are "new order rights." The treatment of new applications and pending applications is uncertain and any adverse decision by the relevant regulatory authorities under the MPRDA may adversely affect title to the Company's mineral rights in South Africa, which could stop, materially delay or restrict the Company from proceeding with its exploration and development activities or any future mining operations.

        A wide range of factors and principles must be taken into account by the South African Minister of Mineral Resources ("Minister") when considering applications for new order rights. These factors include the applicant's access to financial resources and appropriate technical ability to conduct the proposed prospecting or mining operations, the environmental impact of the operation and, in the case of prospecting rights, considerations relating to fair competition. Other factors include considerations relevant to promoting employment and the social and economic welfare of all South Africans and showing compliance with the provisions regarding the empowerment of HDSAs in the mining industry. All of the Company's old order prospecting rights in respect of Project 1 and Project 3 were first converted into new order prospecting rights and subsequently, in April 2012, were superseded by the Mining Right. All of the Company's current prospecting rights are new order rights.

        The assessment of some of the provisions of the MPRDA or the Mining Charter may be subjective and is dependent upon the views of the DMR as to whether the Company is in compliance. Maseve's social and labour plan, for instance, contains both quantitative and qualitative goals, targets and commitments relating to the Company's obligations to its employees and community residents, the achievement of some of which are not exclusively within the Company's control. Certain of the socio-economic projects identified in Maseve's social and labour plan have proved inappropriate or unviable given prevailing conditions and levels of training within the local communities in the vicinity of Project 1. Such projects have been identified and the Company has consulted with the DMR regarding a course of action. An application is being made to the DMR to amend the social and labour plan to target more appropriate and viable projects. However, if Maseve is found to be in non-compliance with its social and labour plan, the Minister may institute the section 47 process discussed below. At this time, the Company has not received a notice of non-compliance from the DMR.

        The Minister has the discretion to cancel or suspend mining rights under section 47(1) of the MPRDA as a consequence of the Company's non-compliance with the MPRDA, the Mining Charter, the terms of its Mining Right and prospecting rights or if mining is not progressing optimally. The section 47 process involves multiple, successive stages which include granting the Company a reasonable opportunity to show why its rights should not be cancelled or suspended. Pursuant to the terms of the provisions of section 6(2)(e)(iii) of the Promotion of Administrative Justice Act No. 3 of 2000 ("PAJA") read with section 6 of the MPRDA, the Minister can direct the Company to take remedial measures. If such remedial measures are not taken, the Minister must again give the Company a reasonable opportunity to make representations as to why such remedial measures were not taken. The Minister must then properly consider the Company's further representations (which considerations must also comply with PAJA) and only then is the Minister entitled to cancel or suspend a mining right. Any such cancellation or suspension will be subject to judicial review if it is not in compliance with the MPRDA or PAJA, or it is not lawful, reasonable and procedurally fair under section 33(1) of the South African Constitution.

        Failure by the Company to meet its obligations in relation to its Mining Right or prospecting rights or the Mining Charter could lead to the suspension or cancellation of such rights and the suspension of the Company's other rights, which would have a material adverse effect on the Company's business, financial condition and results of operations.

The failure to maintain or increase equity participation by HDSAs in the Company's prospecting and mining operations could adversely affect the Company's ability to maintain its prospecting and mining rights.

        The Company is subject to a number of South African statutes aimed at promoting the accelerated integration of HDSAs, including the MPRDA, the BEE Act and the Mining Charter. To ensure that socio-economic strategies are implemented, the MPRDA provides for the Mining Codes which specify empowerment targets consistent with the objectives of the Mining Charter. The Mining Charter Scorecard requires the mining industry's commitment of applicants in respect of ownership, management, employment equity, human resource development, procurement and beneficiation. For ownership by BEE groups in mining enterprises, the Mining Charter Scorecard sets a 26% target by December 31, 2014. The Company has historically partnered with BEE groups or companies that were HDSA controlled at the time on all of its material projects in South Africa at a level of 26% at an operating or project level.

        The South African government awards procurement contracts, quotas, licenses, permits and prospecting and mining rights based on numerous factors, including the degree of HDSA ownership. The MPRDA and Mining Charter contain provisions relating to the economic empowerment of HDSAs. One of the requirements which must be met before the DMR will issue a prospecting right or mining right is that an applicant must facilitate equity participation by HDSAs in the prospecting and mining operations which result from the granting of the relevant rights. As a matter of stated policy, the DMR requires a minimum of 26% HDSA ownership for the grant of applications for mining rights. The Mining Charter requires a minimum of 26% HDSA ownership by December 31, 2014.

        The Company has sought to satisfy the foregoing requirements by partnering, at the operating company level, with companies demonstrating 26% HDSA ownership. The Company has partnered with Africa Wide with respect to Maseve, which owns the Mining Right to Projects 1 and 3, and has partnered with Mnombo with respect to the Waterberg JV Project and for the prospecting rights and applications over the Waterberg Extension.

        The Company believes that Africa Wide was majority owned by HDSA individuals in 2002, when it first partnered with the Company. However, the Company's contractual arrangements with Africa Wide do not currently require Africa Wide to maintain any minimum level of HDSA ownership or to certify the level of such ownership to the Company. In 2007, Wesizwe (which was then majority owned by HDSA individuals) acquired 100% of the shares of Africa Wide. On an application of the flow-through principles, Africa Wide remained an HDSA company. On December 8, 2008, the Company entered into certain agreements to consolidate and rationalize the ownership of the Western Bushveld Joint Venture (the "Consolidation Transaction"). Under the terms of the Consolidation Transaction, the Company transferred its 18.5% interest in Project 2 to Wesizwe, therefore providing attributable units of production and further enhancing the ownership of mining assets by HDSA companies. Under the same transaction, Amplats acquired a then approximately 26.9% interest in Wesizwe. In 2011, Jinchuan Group Limited of China and China Africa Development Fund, with the approval of the DMR and notwithstanding that the transaction resulted in Wesizwe not being majority owned by HDSAs, acquired a then approximately 45% interest in Wesizwe. Although Amplats' interest is held for preferential disposition to a qualified BEE purchaser, HDSA individuals do not currently own a majority of the Wesizwe equity. In April 2012, Maseve was granted a Mining Right over Projects 1 and 3 by the DMR and the grant of the Mining Right by the DMR, by stated policy, is an acknowledgement of Maseve's BEE compliance status as being acceptable to the DMR. There can be no assurance when, or if, the transfer of Amplats' interest in Wesizwe to a qualified BEE purchaser will occur. Also, there can be no assurance that the HDSA ownership may not be re-assessed or that the criteria for HDSA ownership may not be interpreted differently in the future. If only the direct shareholdings of Africa Wide and its parent are considered, and other factors which were considered by the DMR at the time of grant are set aside, Maseve, solely on flow-through principles, would have been, and remains, below the 26% HDSA ownership level.

        Further, on August 20, 2014, an award in the binding arbitration with respect to the calculation of dilution to the ownership of Africa Wide in Maseve was completed and delivered to the Company. The arbitrator ruled in favor of the Company on all matters in contention. The favorable award reduced Africa Wide's shareholding in Maseve to 21.2766%. As a result of Africa Wide's decision on March 3, 2014 not to fund its US$21.52 million share of a second cash call delivered in February 2014, Africa Wide's ownership in Maseve was further reduced to approximately 17.1% based on the dilution formula in the Maseve Shareholders Agreement, as confirmed by the arbitration. Until the Company sells the diluted percentage interest in Maseve previously held by Africa Wide to an alternative, qualified BEE company, Maseve will have less than 26% HDSA ownership.

        The Company is satisfied that Mnombo is majority owned by HDSA individuals. The contractual arrangements between Mnombo, the Company and the HDSA shareholders require the HDSA shareholders to maintain a minimum level of HSDA ownership in Mnombo of more than 50%. However, if at any time Mnombo becomes a company that is not majority owned by HDSA individuals, the ownership structure of the Waterberg JV Project and the prospecting rights and applications over the Waterberg Extension Project may be deemed not to satisfy HDSA requirements.

        Subject to conditions contained in the Company's prospecting and mining rights, the Company may be required to obtain approval from the DMR prior to undergoing any change in its empowerment status under the Mining Charter. In addition, if the Company or its BEE partners are found to be in non-compliance with the requirements of the Mining Charter and other BEE regulations, including failure to retain the requisite level of HDSA ownership, the Company may face possible suspension or cancellation of its mining rights under a process governed by section 47 of the MPRDA.

        In addition, there have been a number of proposals made at governmental level in South Africa regarding amendments and clarifications to the methodology for determining HDSA ownership and control of mining businesses, including the Mineral and Petroleum Resources Development Amendment Bill, 2013, which create greater uncertainty in measuring the Company's progress towards, and compliance with, its commitments under the Mining Charter and other BEE regulations. If implemented, any of these proposals could result in, among other things, stricter criteria for qualification as an HDSA investor.

        The Company is obliged to report on its compliance with the Mining Charter, including its percentage of HDSA shareholding, to the DMR on an annual basis. The Company submitted a report on March 31, 2014 and has yet to receive any feedback from the DMR in regard thereto.

        If the Company is required to increase the percentage of HDSA ownership in any of its operating companies or projects, the Company's interests may be diluted. In addition, it is possible that any such transactions or plans, or the investment by a new BEE partner in Maseve to attain a 26% interest by qualified BEE companies, may need to be executed at a discount to the proper economic value of the Company's operating assets or it may also prove necessary for the Company to provide vendor financing or other support in respect of some or all of the consideration, which may be on non-commercial terms. Under the terms of the Maseve Shareholders Agreement, if Maseve is instructed by the DMR to increase its HDSA ownership, any agreed costs or dilution of interests shall be borne equally by the Company and Africa Wide, notwithstanding that Africa Wide holds 17.1% of the equity after the second missed cash call.

        Currently, the South African Department of Trade and Industry is responsible for leading government action on the implementation of BEE initiatives under the auspices of the BEE Act and the generic BEE Codes of Good Practice (the "Generic BEE Codes"), while certain industries have their own transformation charters administered by the relevant government department (in this case, the DMR). The Broad Based Black Economic Empowerment Amendment Act, No. 16 of 2013 (the "BEE Amendment Act") came into operation on October 24, 2014. Among other matters, the BEE Amendment Act amends the BEE Act to make the BEE Act the overriding legislation in South Africa with regard to BEE (the "Trumping Provisions") and will require all governmental bodies to apply the Generic BEE Codes or other relevant code of good practice when procuring goods and services or issuing licenses or other authorizations under any other laws, and penalize fronting or misrepresentation of BEE information. The Trumping Provisions will come into effect on October 24, 2015. Generally speaking, the amended Generic BEE Codes will make BEE-compliance more onerous to achieve. The Generic BEE Codes are substantially different from the Mining Charter and, if they were to apply to the mining industry, would place the industry at a disadvantage. See "South African Regulatory Framework — Black Economic Empowerment in the South African Mining Industry" in the AIF.

        The Trumping Provisions will require Mnombo to be 51% held and controlled by HDSAs to qualify it as a "black-controlled company" and hence a qualified BEE entity. Mnombo is presently 50.1% HDSA owned and controlled.

        If the Company is unable to achieve or maintain its empowered status under the Mining Charter or comply with any other BEE regulations or policies, it may not be able to maintain its existing prospecting and mining rights and/or acquire any new rights and therefore would be obliged to suspend or dispose of some or all of its operations in South Africa, which would likely have a material adverse effect on the Company's business, financial condition and results of operations.

Changes in South African State royalties where many of the Company's mineral reserves are located could have an adverse effect on the Company's results of operations and its financial condition.

        The Mineral and Petroleum Resources Royalty Act, 2008 ("Royalty Act") effectively came into operation on May 1, 2009. The Royalty Act establishes a variable royalty rate regime, in which the prevailing royalty rate for the year of assessment is assessed against the gross sales of the extractor during the year. The royalty rate is calculated based on the profitability of the mine (earnings before interest and taxes) and varies depending on whether the mineral is transferred in refined or unrefined form. For mineral resources transferred in unrefined form, the minimum royalty rate is 0.5% of gross sales and the maximum royalty rate is 7% of gross sales. For mineral resources transferred in refined form, the maximum royalty rate is 5% of gross sales. The royalty will be a tax deductible expense. The royalty becomes payable when the mineral resource is "transferred," which refers to the disposal of a mineral resource, the export of a mineral resource or the consumption, theft, destruction or loss of a mineral resource. The Royalty Act allows the holder of a mining right to enter into an agreement with the tax authorities to fix the percentage royalty that will be payable in respect of all mining operations carried out in respect of that resource for as long as the extractor holds the right. The holder of a mining right may withdraw from such agreement at any time.

        The feasibility studies covering the Company's South African projects made certain assumptions related to the expected royalty rates under the Royalty Act. If and when the Company begins earning revenue from its South African mining projects, and if the royalties under the Royalty Act differ from those assumed in the feasibility studies, this new royalty could have a material and adverse impact on the economic viability of the Company's projects in South Africa, as well as on the Company's prospects, financial condition and results of operations.

Characteristics of and changes in the tax systems in South Africa could materially adversely affect the Company's business, financial condition and results of operations.

        The Company's subsidiaries pay different types of governmental taxes in South Africa, including corporation tax, payroll taxes, VAT, state royalties, various forms of duties, dividend withholding tax and interest withholding tax. The tax regime in South Africa is subject to change.

        In May 2013, the South African government released the Carbon Tax Policy Paper which serves as an update to the Carbon Tax Discussion Paper on the introduction of a carbon pricing mechanism in South Africa with the aim of reducing the emission of greenhouse gases. Currently, the Carbon Tax Policy Paper proposes that the carbon tax be implemented in accordance with a phased approach. The first phase will be for five years, effective from January 1, 2016 to December 31, 2020. During the first phase, it is proposed that the carbon tax be introduced at Rand 120 per ton of carbon dioxide equivalent, increasing at 10% per annum. Further, 60% of emissions would initially be tax exempt. When the tax free thresholds are taken into account, the effective tax rate will range between Rand 12 and Rand 48 per ton of carbon dioxide equivalent. The second phase for the implementation of the carbon tax will be over another five years, from 2020 to 2025. To date, the South African government has not issued any further updates on the status of the Carbon Tax Policy Paper. During April 2014, the South African government issued a Carbon Offset Paper for public comment. The Carbon Offset Paper gives effect to the 2014 Budget Review that noted, along with carbon tax, that it is proposed that a carbon offset scheme is introduced to complement the policy package to address climate change and protect households and businesses.

        The ANC held a policy conference in June 2012 at which the "State Intervention in the Minerals Sector" report (the "SIMS Report") commissioned by the ANC was debated. The SIMS Report includes a proposal for a super tax of 50% of all profits above a 15% return on investment, which would apply in respect of all metals and minerals. If a super tax is implemented, the Company may realize lower after-tax profits and cash flows from its current mining operations and may decide not to pursue certain new projects, as such a tax could render these opportunities uneconomic.

        It is also possible that the Company could become subject to taxation in South Africa that is not currently anticipated, which could have a material adverse effect on its business, financial condition and results of operations.

Risks Relating to the Offering and the Offered Shares

The Company has never paid dividends and does not expect to do so in the foreseeable future.

        The Company has not paid any dividends since incorporation and it has no plans to pay dividends in the foreseeable future. The Company's directors will determine if and when dividends should be declared and paid in the future based on the Company's financial position at the relevant time. Further, the Project 1 Operating Facility, if consummated, may limit the Company's ability to pay dividends. In addition, the Company's ability to declare and pay dividends may be affected by the South African government's exchange controls. See "South African Regulatory Framework — Exchange Control" in the AIF.

The Common Share price has been volatile in recent years.

        In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development-stage mining companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. In particular, the per share price of the Common Shares on the TSX fluctuated from a high of $1.43 to a low of $0.57 and on the NYSE MKT LLC from a high of US$1.30 to a low of US$0.55 during the twelve month period ending December 8, 2014. There can be no assurance that continual fluctuations in price will not occur.

        The factors influencing such volatility include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of the Common Shares is also likely to be significantly affected by short term changes in precious metal prices or other mineral prices, currency exchange fluctuations and the Company's financial condition or results of operations as reflected in its earnings reports. Other factors unrelated to the performance of the Company that may have an effect on the price of the Common Shares include the following:

  •
  the extent of analyst coverage available to investors concerning the business of the Company may be limited if investment banks with research capabilities do not follow the Company's securities;

  •
  lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of securities of the Company;

  •
  changes to South African laws and regulations might have a negative effect on the development prospects, timelines or relationships for the Company's material properties;

  •
  the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities; and

  •
  a substantial decline in the price of the securities of the Company that persists for a significant period of time could cause the Company's securities to be delisted from an exchange, further reducing market liquidity.

        Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

The Company's growth, future profitability and ability to obtain financing may be impacted by global financial conditions.

        Global financial conditions continue to be characterized by extreme volatility. Following the credit crisis that began in 2008, global markets continue to be adversely impacted by the European debt crisis and high fuel and energy costs. Many industries, including the mining industry, are impacted by these market conditions. Global financial conditions remain subject to sudden and rapid destabilizations in response to future economic shocks, as government authorities may have limited resources to respond to future crises. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect the Company's growth and profitability. Future economic shocks may be precipitated by a number of causes, including the ongoing European debt crisis, a continued rise in the price of oil and other commodities, the volatility of metal prices, geopolitical instability, terrorism, the devaluation and volatility of global stock markets and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. In such an event, the Company's operations and financial condition could be adversely impacted.

The exercise of outstanding stock options or warrants will result in dilution to the holders of Common Shares.

        The issuance of Common Shares upon the exercise of the Company's outstanding stock options will result in dilution to the interests of stockholders, and may reduce the trading price of the Common Shares. Additional stock options and warrants to purchase Common Shares may be issued in the future. Exercises of these securities, or even the potential of their exercise, may have an adverse effect on the trading price of the Common Shares. The holders of stock options or warrants are likely to exercise them at times when the market price of the Common Shares exceeds the exercise price of the securities. Accordingly, the issuance of Common Shares upon exercise of the stock options and warrants will likely result in dilution of the equity represented by the then outstanding Common Shares held by other stockholders. The holders of stock options or warrants can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by these stock options and warrants.

Future sales or issuances of equity securities could decrease the value of the Common Shares, dilute investors' voting power and reduce the Company's earnings per share.

        The Company may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities) and may issue additional equity securities to finance operations, exploration, development, acquisitions or other projects. The Company cannot predict the size of future issuances of equity securities or the size and terms of future issuances of debt instruments or other securities convertible into equity securities or the effect, if any, that future issuances and sales of the Company's securities will have on the market price of the Common Shares. Any transaction involving the issuance of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to security holders. Exercises of presently outstanding share options may also result in dilution to security holders.

        The board of directors of the Company has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that the Company will issue additional securities to provide such capital. Such additional issuances may involve the issuance of a significant number of Common Shares at prices less than the current market price.

        Sales of substantial amounts of the Company's securities, or the availability of such securities for sale, could adversely affect the prevailing market prices for the Company's securities and dilute investors' earnings per share. A decline in the market prices of Company's securities could impair the Company's ability to raise additional capital through the sale of securities should the Company desire to do so.

Judgments based upon the civil liability provisions of the United States federal securities laws may be difficult to enforce.

        The ability of investors to enforce judgments of United States courts based upon the civil liability provisions of the United States federal securities laws against the Company, its directors and officers, and the Underwriters and experts named herein may be limited due to the fact that the Company is incorporated outside of the United States, a majority of such directors, officers, Underwriters and experts reside or are organized outside of the United States and their assets may be located outside the United States. There is uncertainty as to whether foreign courts would: (a) enforce judgments of United States courts obtained against the Company, its directors and officers or the Underwriters or experts named herein predicated upon the civil liability provisions of the United States federal securities laws; or (b) entertain original actions brought in Canadian courts against the Company or such persons predicated upon the federal securities laws of the United States, as such laws may conflict with Canadian laws.

There may be adverse Canadian tax consequences for a foreign controlled Canadian company that acquires Common Shares of the Company.

        Certain adverse tax considerations may be applicable to a shareholder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for the purposes of the "foreign affiliate dumping" rules in the Income Tax Act (Canada) (the "Tax Act"). Such shareholders should consult their tax advisors with respect to the consequences of acquiring Common Shares.

The Company is likely a "passive foreign investment company", which may have adverse U.S. federal income tax consequences for U.S. investors.

        Potential investors in the Offered Shares who are U.S. taxpayers should be aware that the Company believes it was classified as a "passive foreign investment company" or "PFIC" during the tax year ended August 31, 2014, and based on current business plans and financial expectations, the Company expects that it may be a PFIC for the current tax year and future tax years. If the Company is a PFIC for any year during a U.S. taxpayer's holding period of the Offered Shares, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the Offered Shares or any so-called "excess distribution" received on the Offered Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective "qualified electing fund" or "QEF" election (a "QEF Election") or a mark-to-market election (a "Mark-to-Market Election") under Section 1296 of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain limitations, such elections may be made with respect to the Offered Shares. A U.S. taxpayer who makes a timely and effective QEF Election generally must report on a current basis its share of the Company's net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders. A U.S. taxpayer who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of Offered Shares over the taxpayer's basis therein. This paragraph is qualified in its entirety by the discussion below under the heading "Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules". Each potential investor who is a U.S. taxpayer should consult its own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the Offered Shares.

The Company is an "emerging growth company" and the Company cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make the Common Shares less attractive to investors.

        The Company is an "emerging growth company," as defined in the U.S. Jumpstart Our Business Startups Act of 2012, and intends to take advantage of exemptions from various requirements that are applicable to other public companies that are emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 for so long as the Company is an emerging growth company. The Company cannot predict if investors will find the Common Shares less attractive because the Company's independent auditors will not have attested to the effectiveness of the Company's internal controls. If some investors find the Common Shares less attractive as a result of the Company's independent auditors not attesting to the effectiveness of the Company's internal controls or as a result of other exemptions that the Company may take advantage of, there may be a less active trading market for the Common Shares.

The Company has discretion in the use of the net proceeds from the Offering.

        The Company currently intends to allocate the net proceeds it will receive from the Offering as described under "Use of Proceeds", however, the Company will have discretion in the actual application of the net proceeds. The Company may elect to allocate the net proceeds differently from that described in "Use of Proceeds" if the Company believes it would be in the Company's best interests to do so. The Company's shareholders may not agree with the manner in which the Company chooses to allocate and spend the net proceeds from the Offering. The failure by the Company to apply these funds effectively could have a material adverse effect on the business of the Company.

CONSOLIDATED CAPITALIZATION

        The following table sets forth the consolidated capitalization of the Company as at August 31, 2014 on (a) an actual basis and (b) an as adjusted basis to give effect to the completion of the Offering, with funds raised in this Offering being converted from US$ to CAN$ based on the noon rate of exchange as published by the Bank of Canada on December             , 2014. This table should be read in conjunction with the audited consolidated financial statements of the Company for the year ended August 31, 2014 (including the notes thereto), together with the MD&A, incorporated by reference in this Prospectus. See "Documents Incorporated by Reference." Since August 31, 2014, there has been no material change in the share and loan capital of the Company, on a consolidated basis.

	As of August 31, 2014
	Actual	As Adjusted for the Offering(1)
	(CAN$ in thousands)
Cash and cash equivalents(2)	$108,150 (3)

Shareholders' equity:
Share Capital (Common Shares): unlimited shares authorized; 551,312,842 shares issued and outstanding; shares issued and outstanding after giving effect to the Offering(2)(4)	$590,774
Contributed surplus	22,374
Accumulated other comprehensive income	(63,980)
Deficit	(120,484)

Total shareholders' equity	428,684

Total capitalization(2)	$428,684

Notes:

(1)
Assumes no exercise of the Over-Allotment Option.

(2)
If the Over-Allotment Option is exercised in full, as adjusted cash and cash equivalents will be $            , as adjusted share capital will be $            and as adjusted total capitalization will be $            .

(3)
As of November 30, 2014, the Company had approximately CAN$60.0 million in cash and cash equivalents.

(4)
As at August 31, 2014, this figure excluded 19,744,500 Common Shares reserved for issuance pursuant to outstanding stock options (with a weighted average exercise price of $1.48) and nil Common Shares reserved for issuance pursuant to outstanding warrants. Subsequent to August 31, 2014 and prior to the date of this Prospectus, none of such Common Shares reserved for issuance pursuant to outstanding stock options have been issued pursuant to the exercise of outstanding options. This figure does not include Common Shares that may be issued in connection with the Project 1 Operating Facility. See "Business of the Company — Project 1 Operating Facility".

 USE OF PROCEEDS

        The estimated net proceeds received by the Company from the Offering (assuming no exercise of the Over-Allotment Option) will be US$            (determined after deducting the Underwriters' Fee of US$            and estimated expenses of the Offering of US$            ). If the Over-Allotment Option is exercised in full, the estimated net proceeds received by the Company from the Offering will be US$            (determined after deducting the Underwriters' Fee of US$            and estimated expenses of the Offering of US$            ).

        The Company intends to apply all of the net proceeds of the Offering towards Phase 2 development at the Project 1 platinum mine. The Company anticipates that the net proceeds of the Offering, together with the Company's unrestricted cash on hand, will be sufficient to fully fund the completion of mill and concentrator construction at Project 1. The Company anticipates that it will be required to fund 100% of Maseve's ongoing cash calls at the Project 1 platinum mine. See "Description of the Company's Business — Project 1 and Project 3" in the AIF.

        The Company had negative operating cash flow for the financial year ended August 31, 2014. To the extent that the Company has negative cash flow in future periods, the Company may need to deploy a portion of its cash reserves to fund such negative cash flow. The Company does not currently expect that negative cash flows from operations will need to be funded from the proceeds of the Offering. See "Risk Factors".

        If the Over-Allotment Option is exercised by the Underwriters, the Company intends to use the net proceeds as follows:

	Net Proceeds		Net Proceeds (including the Over-Allotment Option)
(US$ in millions)
Net proceeds to the Company	$		$
Phase 2 construction and development costs at Project 1	$(	)	$(	)

        The aggregate funding requirements of the Company for construction and development of the Project 1 platinum mine are expected to be as follows. The Company anticipates that it will be required to fund 100% of Maseve's ongoing cash calls at Project 1. See "Description of the Company's Business — Project 1 and Project 3" in the AIF. Unless otherwise indicated, all figures presented in this section are as of November 30, 2014. Where applicable amounts have been translated between U.S. dollars and Canadian dollars at a rate of CAN$1.00 to US$0.8751.

Aggregate Funding Requirements for Project 1	US$ in millions
Project 1 basic peak funding model (100% basis)	$502.0
Less: Phase 1 and Phase 2 construction and development completed(1)	(343.0)
Less: Company's unrestricted cash on hand(2)	(55.2)

Capital required to complete remaining Phase 2 construction and development at Project 1 (100% basis)	$103.8

Notes:

(1)
Total estimated Phase 1 and Phase 2 construction and development costs completed to November 30, 2014.

(2)
As at November 30, 2014.

        The following sets forth the Company's aggregate funding requirements to complete the remaining construction and development of the Project 1 mine, plus its anticipated share of 2015 exploration costs at the Waterberg Projects and estimated general 12-month working capital requirements less the gross proceeds of the Project 1 Operating Facility, assuming that the Project 1 Operating Facility is consummated and fully drawn down.

US$ in millions
Project 1 capital required (100% basis)(1)	$103.8
Add: the Company's estimated share of 2015 exploration costs at the Waterberg Projects	7.7
Add: the Company's estimated general 12-month working capital requirements(2)	8.5
Less: the gross proceeds of the Project 1 Operating Facility(3)	(40.0)

Anticipated Aggregate US$ Funding Requirements	$80.0

Notes:

(1)
Total estimated Phase 1 and Phase 2 construction and development costs completed to November 30, 2014.

(2)
Assumes that Africa Wide will elect not to contribute to Maseve in order to match its pro rata share of Project 1 funding. Any funding from Africa Wide or a new joint venture partner would reduce the Company's funding requirements.

(3)
Before deduction of any draw down fees, standby fees and structuring fees that the Company expects will be payable in accordance with the Project 1 Operating Facility.

        If Project 1 funding requirements are less than those described above, the Company intends to use any excess funds for exploration at the Waterberg Projects and general working capital. If Project 1 funding requirements are more than those described above, or if the Project 1 Operating Facility is not available to the Company (see "Business of the Company — Project 1 Operating Facility" above), the Company will seek such additional funding as may be required from equity, debt or other sources. The Project 1 Operating Facility is intended to provide start-up working capital for pre-cash flow operations at Project 1. Other sources of working capital could include sale and lease back arrangements for mobile equipment and underground drill rigs at Project 1, loans mortgaged against owned surface rights at Project 1, cost saving measures, funding from existing or new joint venture partners at Project 1 or the Waterberg Projects, or the sale or trade of project interests at Project 1 or the Waterberg Projects, although it is not certain that such alternate sources of working capital will be available or available on commercially acceptable terms.

        Assuming completion of the Offering and consummation of the Project 1 Operating Facility, the Company intends to apply available funds to satisfy all of its planned financial requirements for the next 12 months as follows:

	Use of Available Funds	Use of Available Funds (including the Over-Allotment Option)
	(US$ in millions)	(US$ in millions)
Estimated working capital as at November 30, 2014	$33.3	$33.3
Estimated net proceeds of the Project 1 Operating Offering
Estimated gross proceeds of the Project 1 Operating Facility	40.0	40.0

Estimated Available Funds

12-months of costs for Phase 2 of Project 1 (100% basis)(1)	$152.0	$152.0
Company's share of estimated 12-months of exploration and engineering expenditures at the Waterberg Projects	7.7	7.7
Company's estimated 12-months of working capital requirements	8.5	8.5

Estimated Use of Funds	$168.2	$168.2

Estimated Excess Working Capital	$	$

Note:

(1)
Assumes that Africa Wide will elect not to contribute to Maseve in order to match its pro rata share of Project 1 funding. Any funding from Africa Wide or a new joint venture partner would reduce the Company's funding requirements. The Company anticipates that US$7 million of Phase 2 development and construction costs will be incurred after 12 months.

        Although the Company intends to use the net proceeds from the Offering as set forth above, the actual allocation of the net proceeds may vary from those allocations set out above, depending on future developments in the Company's mineral properties or unforeseen events. Potential investors are cautioned that, notwithstanding the Company's current intentions regarding the use of the net proceeds of the Offering, there may be circumstances, including failure to consummate the Project 1 Operating Facility, where a reallocation of the net proceeds may be advisable for reasons that management believes, in its discretion, are in the Company's best interests.

        Pending their use, the net proceeds of the Offering will be invested in short-term investment grade instruments including, but not limited to, demand deposits, banker's acceptances, interest bearing corporate, government-issued and/or government-guaranteed securities and term deposits held with major Canadian, British or South African financial institutions. The Company's Chief Executive Officer, Chief Financial Officer and board of directors are responsible for the investment and supervision of unallocated funds.

        Utilizing the net proceeds of the Offering in conjunction with the use of funding from the Project 1 Operating Facility, if consummated, and cash on hand, the Company's primary business objective is to complete the construction of the Project 1 platinum mine, including bringing the mine into commercial production, as described in this Prospectus. Secondarily, the Company plans to further explore the Waterberg Projects, as described in the AIF.

PRIOR SALES

        During the 12 months preceding the date of this Prospectus, the Company has issued Common Shares at the following prices:

Date of Issuance	Number of Common Shares		Issuance Prices
			(CAN$)
December 31, 2013	148,500,000	(1)	1.18

Note:

(1)
Issued pursuant to the Company's short form prospectus offering that closed on December 31, 2013.

        During the 12 months preceding the date of this Prospectus, the Company has issued the following securities convertible into Common Shares at the following prices:

Date of Issuance	Number of Options Issued(1)		Exercise Prices
			(CAN$)
January 14, 2014	5,825,000	(1)	1.30
July 15, 2014	750,000	(1)	1.30
September 16, 2014	25,000	(1)	1.20

TOTAL	6,600,000

Note:

(1)
Each option is exercisable for one Common Share.

 TRADING PRICE AND VOLUME

        The Common Shares are listed for trading on the TSX under the trading symbol "PTM" and on the NYSE MKT under the trading symbol "PLG". The following tables set forth information relating to the trading of the Common Shares on the TSX and the NYSE MKT for the periods indicated.

Toronto Stock Exchange — "PTM"

Period	High	Low	Volume
	(CAN$)	(CAN$)
December 1 to 8, 2014	0.74	0.57	1,358,151
November, 2014	1.10	0.67	2,554,816
October, 2014	1.00	0.85	2,227,709
September, 2014	1.16	0.98	4,630,253
August, 2014	1.27	1.12	5,710,191
July, 2014	1.32	1.17	3,033,530
June, 2014	1.33	1.15	3,541,050
May, 2014	1.31	1.09	1,992,143
April, 2014	1.23	1.10	2,044,611
March, 2014	1.37	1.11	7,011,518
February, 2014	1.40	1.25	6,110,180
January, 2014	1.43	1.17	9,348,418
December, 2013	1.49	1.12	8,109,251

NYSE MKT — "PLG"

Period	High	Low	Volume
	(US$)	(US$)
December 1 to 8, 2014	0.67	0.51	1,813,700
November, 2014	0.94	0.62	2,969,314
October, 2014	0.92	0.73	3,645,474
September, 2014	1.08	0.87	3,745,813
August, 2014	1.17	1.02	2,879,791
July, 2014	1.22	1.08	3,518,872
June, 2014	1.23	1.05	6,062,008
May, 2014	1.13	1.00	3,293,738
April, 2014	1.11	1.00	3,948,655
March, 2014	1.25	1.00	9,475,890
February, 2014	1.28	1.12	4,659,229
January, 2014	1.30	1.09	3,657,959
December, 2013	1.37	1.05	3,948,908

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Tax Act and the regulations thereunder (the "Regulations") generally applicable to a holder who acquires Offered Shares as beneficial owner pursuant to this Prospectus and who, at all relevant times, for the purposes of the Tax Act, deals at arm's length with the Company, is not affiliated with the Company, and will acquire and hold such Offered Shares as capital property (each, a "Holder"), all within the meaning of the Tax Act. Offered Shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the Offered Shares or is deemed to hold or use the Offered Shares in the course of carrying on a business of trading or dealing in securities or has acquired them or deemed to have acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

        This summary does not apply to a Holder (a) that is a "financial institution" for purposes of the mark-to-market rules contained in the Tax Act; (b) an interest in which is or would constitute a "tax shelter investment" as defined in the Tax Act; (c) that is a "specified financial institution" as defined in the Tax Act; (d) that is a corporation resident in Canada (for the purpose of the Tax Act) that is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act; (e) that reports its "Canadian tax results" in a currency other than Canadian currency, all as defined in the Tax Act; (f) that is exempt from tax under the Tax Act; or (g) that has entered into, or will enter into, a "synthetic disposition arrangement" or a "derivative forward agreement" with respect to the Offered Shares, as those terms are defined in the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.

        This summary does not address the deductibility of interest by a Resident Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of Offered Shares.

        This summary is based upon the current provisions of the Tax Act and the Regulations in force as of the date hereof, specific proposals to amend the Tax Act and the Regulations (the "Tax Proposals") which have been announced by or on behalf the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada-United States Income Tax Convention (1980) ("Canada-U.S. Tax Convention") and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

        This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Offered Shares. The following description of income tax matters is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder. Holders should consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

Amounts Determined in Canadian Dollars

        For purposes of the Tax Act, all amounts relating to the Offered Shares must be expressed in Canadian dollars, including cost, adjusted cost base, proceeds of disposition and dividends, and amounts denominated in U.S. dollars must be converted to Canadian dollars using the applicable rate of exchange published by the Bank of Canada or such other rate of exchange as may be accepted by the CRA. Holders may therefore realize additional income or gain by virtue of changes in foreign exchange rates, and are advised to consult with their own tax advisors in this regard. Currency tax issues are not discussed further in this summary.

Residents of Canada

        The following portion of this summary is applicable to a Holder who, for the purposes of the Tax Act, is resident or deemed to be resident in Canada at all relevant times (each, a "Resident Holder"). Certain Resident Holders whose Offered Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act to have the Offered Shares, and every other "Canadian security" (as defined by the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

Taxation of Dividends Received by Resident Holders

        In the case of a Resident Holder that is an individual (including certain trusts), dividends (including deemed dividends) received on the Offered Shares will be included in the Resident Holder's income and be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations including the enhanced gross-up and dividend tax credit for "eligible dividends" properly designated as such by the Company. Taxable dividends received by such Resident Holder may give rise to minimum tax under the Tax Act.

        In the case of a Resident Holder that is a corporation, such dividends (including deemed dividends) received on the Offered Shares will be included in the Resident Holder's income and will normally be deductible in computing such Resident Holder's taxable income.

        A Resident Holder that is a "private corporation" or "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares to the extent that such dividends are deductible in computing the Resident Holder's taxable income for the year. This refundable tax generally will be refunded to a corporate Resident Holder at the rate of CAN$1 for every CAN$3 of taxable dividends paid while it is a private corporation.

Disposition of Offered Shares

        A Resident Holder who disposes of, or is deemed to have disposed of, an Offered Share (other than to the Company, unless purchased by the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Offered Share exceed (or are exceeded by) the aggregate of the adjusted cost base to the Resident Holder of such Offered Share immediately before the disposition or deemed disposition and any reasonable expenses incurred for the purpose of making the disposition. The adjusted cost base to a Resident Holder of an Offered Share will be determined by averaging the cost of that Offered Share with the adjusted cost base (determined immediately before the acquisition of the Offered Share) of all other Common Shares held as capital property at that time by the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading "Taxation of Capital Gains and Losses".

Taxation of Capital Gains and Losses

        Generally, one-half of any capital gain (a "taxable capital gain") realized by a Resident Holder must be included in the Resident Holder's income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss incurred by a Resident Holder (an "allowable capital loss") must generally be deducted from taxable capital gains realized by the Resident Holder in the taxation year in which the disposition occurs. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in the three preceding taxation years or carried forward and deducted in any subsequent year against taxable capital gains realized in such years, in the circumstances and to the extent provided in the Tax Act.

        A capital loss realized on the disposition of an Offered Share by a Resident Holder that is a corporation may in certain circumstances be reduced by the amount of dividends which have been previously received or deemed to have been received by the Resident Holder on the Offered Share. Similar rules may apply where a corporation is, directly or indirectly through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns Offered Shares. A Resident Holder to which these rules may be relevant is urged to consult its own tax advisor.

        Capital gains realized by an individual (including certain trusts) may result in the individual paying minimum tax under the Tax Act.

        A Resident Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the Tax Act) for the year, which is defined to include an amount in respect of taxable capital gains. This refundable tax generally will be refunded to a corporate Resident Holder at the rate of CAN$1 for every CAN$3 of taxable dividends paid while it is a private corporation.

Non-Residents of Canada

        The following portion of this summary is generally applicable to a Holder who, for purposes of the Tax Act and at all relevant times, is neither resident nor deemed to be resident in Canada and does not use or hold, and will not be deemed to use or hold, Offered Shares in a business carried on in Canada (each, a "Non-Resident Holder"). The term "US Holder," for the purposes of this summary, means a Non-Resident Holder who, for purposes of the Canada-U.S. Tax Convention, is at all relevant times a resident of the United States and is a "qualifying person" within the meaning of the Canada-U.S. Tax Convention. In some circumstances, persons deriving amounts through fiscally transparent entities (including limited liability companies) may be entitled to benefits under the Canada-U.S. Tax Convention. US Holders are urged to consult their own tax advisors to determine their entitlement to benefits under the Canada-U.S. Tax Convention based on their particular circumstances.

        Special considerations, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act). Such Non-Resident Holders should consult their own advisors.

Taxation of Dividends

        Subject to an applicable international tax treaty or convention, dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Holder on the Offered Shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend. Such rate is generally reduced under the Canada-U.S. Tax Convention to 15% if the beneficial owner of such dividend is a US Holder. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a US Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. In addition, under the Canada-U.S. Tax Convention, dividends may be exempt from such Canadian withholding tax if paid to certain US Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations or qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits or benefits for the self-employed under one or more funds or plans established to provide pension or retirement benefits or other employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures.

Disposition of Offered Shares

        A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of the Offered Shares, unless the Offered Shares constitute "taxable Canadian property" (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition and are not "treaty-protected property" (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition.

        Generally, as long as the Offered Shares are then listed on a designated stock exchange (which currently includes the TSX and the NYSE MKT), the Offered Shares will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition (a) one or any combination of the Non-Resident Holder and persons with whom the Non-Resident Holder did not deal at arm's length owned or were considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of the Company, and (b) more than 50% of the fair market value of the Offered Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, "Canadian resource properties", "timber resource properties" (each as defined in the Tax Act), and options in respect of or interests in, or for civil law rights in, any such properties (whether or not such property exists). Under the Tax Proposals, the 25% ownership test will apply to shares of the Company owned by one or any combination of the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, and partnerships whose members include, either directly or indirectly through one or more partnerships, the Non-Resident Holder or persons that do not deal at arm's length with the Non-Resident Holder.

        In the case of a US Holder, the Offered Shares of such US Holder will generally constitute "treaty-protected property" for purposes of the Tax Act unless the value of the Offered Shares is derived principally from real property situated in Canada. For this purpose "real property" has the meaning that term has under the laws of Canada and includes any option or similar right in respect thereof and usufruct of real property, rights to explore for or to exploit mineral deposits, sources and other natural resources and rights to amounts computed by reference to the amount or value of production from such resources.

        If Offered Shares are taxable Canadian property of a Non-Resident Holder and are not treaty-protected property of the Non-Resident Holder at the time of their disposition, the consequences above under "Residents of Canada — Taxation of Capital Gains and Losses" will generally apply.

        Non-Resident Holders whose Offered Shares are taxable Canadian property should consult their own advisors.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Offered Shares acquired pursuant to this Prospectus.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from or relating to the acquisition, ownership, and disposition of Offered Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares. In addition, except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

        No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

        NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DOCUMENT. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER'S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Scope of this Summary

Authorities

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Canada-U.S. Tax Convention, and U.S. court decisions that are available as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects of any proposed legislation.

U.S. Holders

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Offered Shares acquired pursuant to the Offering that is for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Offered Shares that is not a U.S. Holder or a partnership. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from or relating to the acquisition, ownership, and disposition of Offered Shares. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of Offered Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes);

(h) are subject to the alternative minimum tax; or (i) own or have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Offered Shares in connection with carrying on a business in Canada; (d) persons whose Offered Shares constitute "taxable Canadian property" under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

        If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such entity or owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as "pass-through" entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

Passive Foreign Investment Company Rules

PFIC Status of the Company

        If the Company were to constitute a "passive foreign investment company" under the meaning of Section 1297 of the Code for any year during a U.S. Holder's holding period, then certain potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Offered Shares. The Company believes that it was classified as a PFIC during the tax year ended August 31, 2014, and based on current business plans and financial expectations, the Company expects that it will be a PFIC for the current tax year and may be a PFIC in future tax years. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or any subsidiary of the Company) concerning its PFIC status. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

        In any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

        The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company is passive income (the "income test") or (b) 50% or more of the value of the Company's assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the "asset test"). "Gross income" generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and "passive income" generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

        Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation's commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

        For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, "passive income" does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain "related persons" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

        Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company's direct or indirect equity interest in any company that is also a PFIC (a "Subsidiary PFIC"), and will be subject to U.S. federal income tax on their proportionate share of (a) any "excess distributions," as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Offered Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax even if no distributions are received and no redemptions or other dispositions of Offered Shares are made.

Default PFIC Rules Under Section 1291 of the Code

        If the Company is a PFIC for any tax year during which a U.S. Holder owns Offered Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Offered Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a "qualified electing fund" or "QEF" under Section 1295 of the Code or makes a mark-to-market election under Section 1296 of the Code. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

        A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Offered Shares and (b) any "excess distribution" received on the Offered Shares. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder's holding period for the Offered Shares, if shorter).

        Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Offered Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any "excess distribution" received on Offered Shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the respective Offered Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as "personal interest," which is not deductible.

        If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Offered Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Offered Shares were sold on the last day of the last tax year for which the Company was a PFIC.

QEF Election

        A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its Offered Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Offered Shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder's pro-rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as "personal interest," which is not deductible.

        A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents "earnings and profits" of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder's tax basis in the Offered Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Offered Shares.

        The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as "timely" if such QEF Election is made for the first year in the U.S. Holder's holding period for the Offered Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder's holding period for the Offered Shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a "purging" election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Offered Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

        A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

        The Company will use commercially reasonable efforts to make available to U.S. Holders, upon their written request: (a) information as to its status as a PFIC and the PFIC status of any subsidiary in which the Company owns more than 50% of such subsidiary's total aggregate voting power, and (b) for each year in which the Company is a PFIC, all information and documentation that a U.S. Holder making a QEF Election with respect to the Company and any such more than 50% owned subsidiary which constitutes a PFIC is required to obtain for U.S. federal income tax purposes. The Company may elect to provide such information on its website (www.platinumgroupmetals.net). Because the Company may hold 50% or less of the aggregate voting power of one or more Subsidiary PFICs at any time, U.S. Holders should be aware that there can be no assurance that the Company will satisfy record keeping requirements that apply to a QEF, or that the Company will supply

U.S. Holders with information that such U.S. Holders are required to report under the QEF rules, in the event that a subsidiary of the Company is a PFIC and a U.S. Holder wishes to make a QEF Election with respect to any such Subsidiary PFIC. With respect to Subsidiary PFICs for which the Company does not obtain the required information, U.S. Holders will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

        A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if the Company cannot provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

        A U.S. Holder may make a Mark-to-Market Election only if the Offered Shares are marketable stock. The Offered Shares generally will be "marketable stock" if the Offered Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the U.S. Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be "regularly traded" for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Company believes that its common shares were "regularly traded" in the first three calendar quarters of 2014 and expects that such common shares should be "regularly traded" in the fourth calendar quarter of 2014. However, there can be no assurance that the Offered Shares will be "regularly traded" in subsequent calendar quarters. U.S. Holders should consult their own tax advisors regarding the marketable stock rules.

        A U.S. Holder that makes a Mark-to-Market Election with respect to its Offered Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Offered Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder's holding period for the Offered Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Offered Shares.

        A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Offered Shares, as of the close of such tax year, over (b) such U.S. Holder's adjusted tax basis in such Offered Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder's adjusted tax basis in the Offered Shares, over (b) the fair market value of such Offered Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

        A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder's tax basis in the Offered Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Offered Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

        A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Offered Shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

        A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A timely Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Offered Shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

        Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Offered Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC.

Other PFIC Rules

        Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Offered Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Offered Shares are transferred.

        Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Offered Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Offered Shares.

        Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

        The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.

Ownership and Disposition of Offered Shares to the Extent that the PFIC Rules do not Apply

        The following discussion is subject to the rules described above under the heading "Passive Foreign Investment Company Rules."

Distributions on Offered Shares

        A U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Offered Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Company, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares. (See "Sale or Other Taxable Disposition of Offered Shares" below). However, the Company does not intend to maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder therefore should assume that any distribution by the Company with respect to the Offered Shares will constitute ordinary dividend income. Dividends received on Offered Shares will not be eligible for the "dividends received deduction." Subject to applicable limitations and provided the Company is eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Offered Shares

        Upon the sale or other taxable disposition of Offered Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such Offered Shares sold or otherwise disposed of. A U.S. Holder's tax basis in Offered Shares generally will be such holder's U.S. dollar cost for such Offered Shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Offered Shares have been held for more than one year.

        Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Additional Tax on Passive Income

        Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their "net investment income," which includes dividends on the Offered Shares, and net gains from the disposition of the Offered Shares. Further, excess distributions treated as dividends, gains treated as excess distributions, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

        Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, that distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of Offered Shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF Election will be required to recalculate its basis in the Offered Shares excluding QEF basis adjustments.

        Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in controlled foreign corporations and QEFs held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Offered Shares.

Receipt of Foreign Currency

        The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Offered Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method with respect to foreign currency received upon the sale, exchange or other taxable disposition of the Offered Shares. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

        Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Offered Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Offered Shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

        Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Offered Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

        Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Offered Shares will generally be subject to information reporting and backup withholding tax at the rate of 28% if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

        The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

DESCRIPTION OF THE SECURITIES BEING DISTRIBUTED

        The Company is authorized to issue an unlimited number of Common Shares without par value of which 551,312,842 Common Shares were issued and outstanding as at the date hereof. Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by the board of directors of the Company. Shareholders are entitled upon liquidation, dissolution or winding-up of the Company to receive the remaining assets of the Company available for distribution to shareholders.

PLAN OF DISTRIBUTION

        Under the Underwriting Agreement dated as of December             , 2014 between the Company and the Underwriters, including BMO Nesbitt Burns Inc. and GMP Securities L.P. (the "Lead Underwriters"), the Company has agreed to sell, and the Underwriters have severally agreed to purchase, on the Closing Date, or such other date as may be agreed upon by the Company and the Underwriters, but in any event not later than 42 days following the date of a final receipt for this Prospectus from Canadian regulatory authorities,            Offered Shares at the Offering Price, payable in cash to the Company, against delivery. The obligations of the Underwriters under the Underwriting Agreement are several and are not joint, nor joint and several, and may be terminated upon the occurrence of certain stated events as set out in the Underwriting Agreement. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares (other than the Over-Allotment Shares) if any of the Offered Shares are purchased under the Underwriting Agreement.

        The Offering Price was determined by negotiation between the Company and the Underwriters.

        Offered Shares sold by the Underwriters to the public will initially be offered at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price specified on the cover page, the Underwriters may change the Offering Price and the other selling terms to an amount not greater than the Offering Price set forth on the cover of this Prospectus, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to the Company. Upon execution of the Underwriting Agreement, the Underwriters will be obligated to purchase the Offered Shares offered hereby at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the Offering Price or other selling terms.

        It is expected that the Offering will be conducted under the book-based system and the Company will arrange for the instant deposit of the Offered Shares to be registered to CDS. Accordingly, a subscriber who purchases Offered Shares will receive a customer confirmation from the Underwriters or other registered dealer who is a CDS participant (a "CDS Participant") from or through whom Offered Shares are purchased. No beneficial holder of the Offered Shares will receive definitive certificates representing their Offered Shares unless specifically requested. CDS will record the CDS Participants who hold Offered Shares on behalf of owners who have purchased or transferred Offered Shares in accordance with the book-based system.

        The Offering is being made concurrently in every province of Canada, other than Quebec, and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the SEC and the securities regulatory authorities in Canada. The Offered Shares will be offered in the United States and Canada by the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents, as applicable. Offers and sales of Offered Shares outside of Canada and the United States will be made in accordance with applicable laws in such jurisdictions.

        The Common Shares are listed for trading on the TSX and NYSE MKT under the trading symbols "PTM" and "PLG", respectively.

        The Offering is expected to close on or about            , 2014. Under Rule 15c6-1 under the U.S. Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Common Shares on the date of the final prospectus or the next two succeeding business days will be required, by virtue of the fact that the Common Shares initially will settle T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Common Shares who wish to trade such Common Shares on the date of the final prospectus or the next two succeeding business days should consult their own advisor.

Over-Allotment Option

        The Company has granted the Underwriters an Over-Allotment Option, exercisable in whole or in part, at the sole discretion of the Underwriters, for a period of 30 days after and including the Closing Date, to purchase up to an additional            Over-Allotment Shares at the Offering Price, solely to cover over-allotments, if any. Under applicable securities laws, this Prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares upon the exercise of the Over-Allotment Option.

Underwriting Fee

        The following table shows the per Offered Share and total Underwriters' Fee the Company will pay to the Underwriters, assuming both no exercise and full exercise of the Over-Allotment Option.

	Over-Allotment Option not exercised	Over-Allotment Option fully exercised
Per Offered Share	US$	US$
Total	US$	US$

        The Company estimates that the total expenses of the Offering payable by the Company, not including the Underwriters' Fee, will be approximately US$            , which includes approximately US$            of reimbursable fees and expenses paid to the Underwriters. Pursuant to the Underwriting Agreement, the Company has agreed to pay the actual and accountable out-of-pocket expenses of the Underwriters and actual and accountable reasonable fees and disbursements of the Underwriters' counsel, not to exceed 8% of the gross proceeds of the Offering when combined with the Underwriters' Fee.

No Sales of Similar Securities

        Except as contemplated by the Underwriting Agreement, the Company has agreed that, subject to certain exceptions, it will not, without the prior written consent of BMO Nesbitt Burns Inc. (not to be unreasonably withheld) on behalf of the Underwriters, directly or indirectly issue, offer, pledge, sell, contract to sell, contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of directly or indirectly, any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares or enter into any agreement or arrangement under which the Company would acquire or transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether that agreement or arrangement may be settled by the delivery of Common Shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so, during the period from the date of the Underwriting Agreement and ending 90 days following the Closing Date.

        The Company's officers and directors will enter into agreements providing that, subject to certain exceptions, for a period beginning from the date of the Underwriting Agreement and ending 90 days from the Closing Date, they will not (and shall cause their affiliates not to), without the prior written consent of BMO Nesbitt Burns Inc., directly or indirectly, offer, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any short sale or otherwise dispose of or monetize any Common Shares or any options or warrants to purchase any Common Shares, or any securities convertible into, exchangeable for, or that represent the right to receive Common Shares, and will not enter into any swap, forward or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Shares (regardless of whether any such arrangement is to be settled by the delivery of securities of the Company, securities of another person, cash or otherwise) or agree to do any of the foregoing or publicly announce any intention to do any of the foregoing.

Indemnification and Contribution

        The Company will agree in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act, and Canadian securities laws, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

Price Stabilization, Short Positions

        In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares in accordance with applicable securities laws. Specifically, the Underwriters may sell more Common Shares than they are obligated to purchase under the Underwriting Agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Common Shares available for purchase by the Underwriters under the Over-Allotment Option. The Underwriters can close out a covered short sale by exercising the Over-Allotment Option or purchasing Common Shares in the open market. In determining the source of Common Shares to close out a covered short sale, the Underwriters will consider, among other things, the open market price of Common Shares compared to the price available under the Over-Allotment Option. The Underwriters may also sell Common Shares in excess of the Over-Allotment Option, creating a naked short position. The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market after pricing that could adversely affect investors who purchase in the Offering. As an additional means of facilitating the Offering, the Underwriters may bid for, and purchase, Common Shares in the open market to stabilize the price of the Common Shares. These activities may raise or maintain the market price of the Common Shares above independent market levels or prevent or retard a decline in the market price of the Common Shares. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

        Pursuant to the policies of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution under this Prospectus, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions, including: (a) a bid or purchase permitted under the bylaws and rules of applicable regulatory authorities and stock exchanges, including the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada, relating to market stabilization and passive market-making activities; (b) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution; (c) a bid or purchase to cover a short position entered into prior to the distribution; and (d) transactions in compliance with U.S. federal securities laws. Any such trades are permitted only on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Common Shares.

Affiliations

        Some of the Underwriters and their affiliates have in the past engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company for which they have received, and would expect to receive, customary fees and commissions.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), an offer of the Offered Shares described in this Prospectus will not be made to the public in that Relevant Member State other than:

  •
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the European Directive 2010/73/EU, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to the Prospectus Directive,

provided that no such offering of Offered Shares shall require the publication of a prospectus pursuant to Article 3(2) of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each purchaser of Offered Shares described in this Prospectus located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive and in the case of any Offered Shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the Offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive. In the case of any Offered Shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the Offering have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined.

        The Company and the Underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in the Relevant Member State, by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        The Offered Shares are being offered only in circumstances that comply and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done in relation to such offer in, from or otherwise involving the United Kingdom; and any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) will only be communicated or caused to be communicated in connection with the issue or sale of the Offered Shares in circumstances in which section 21(1) of the FSMA does not apply.

        This Prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (defined above) and Section 86(7) of the FSMA that are also (a) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), or (b) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

 LEGAL MATTERS

        Certain legal matters in connection with the Offering will be passed upon on behalf of the Company by Gowling Lafleur Henderson LLP, as to Canadian legal matters, and Dorsey & Whitney LLP, as to U.S. legal matters. Certain legal matters in connection with the Offering will be passed upon on behalf of the Underwriters by Blake, Cassels & Graydon LLP, as to Canadian legal matters, and Skadden, Arps, Slate, Meagher & Flom LLP, as to U.S. legal matters.

        As of the date of this Prospectus, the partners and associates of Gowling Lafleur Henderson LLP and Blake, Cassels & Graydon LLP beneficially own, directly or indirectly, in the aggregate less than 1% of the issued and outstanding Common Shares.

INTERESTS OF EXPERTS

        The technical information, mineral reserve and mineral resource estimates and economic estimates relating to Project 1, the Waterberg JV Project, the Waterberg Extension Project and the Company's other properties included or incorporated by reference in this Prospectus has been included or incorporated by reference in reliance on the report, valuation, statement or opinion of the persons described below. The following persons, firms and companies are named as having prepared or certified a report, valuation, statement or opinion in this Prospectus, either directly or in a document incorporated by reference.

Name	Description
Charles Muller

Authored the technical report entitled "An Independent Technical Report on Project Areas 1 and 1A of the Western Bushveld Joint Venture (WBJV) Located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated November 20, 2009 with an effective date of October 8, 2009; authored the technical report entitled "Technical Report on Project 3 Resource Cut Estimation of the Western Bushveld Joint Venture (WBJV) Located on the Western Limb of the Bushveld Igneous Complex, South Africa" dated August 31, 2010; and co-authored the 2009 UFS.

Gordon Cunningham Turnberry Projects (Pty) Ltd.	Co-authored the 2009 UFS.
Timothy Spindler Turnberry Projects (Pty) Ltd.	Co-authored the 2009 UFS.
Byron Stewart	Co-authored the 2009 UFS.
Kenneth Lomberg Coffey Mining (SA) Pty Ltd	Co-authored the Updated Waterberg Report.
Alan Goldschmidt Coffey Mining (SA) Pty Ltd	Co-authored the Updated Waterberg Report.
R. Michael Jones Platinum Group Metals Ltd.

The President and Chief Executive Officer of the Company. The non-independent qualified person for all scientific and technical information included or incorporated by reference herein that is not attributed to one of the above-named persons.

        None of the experts named in the foregoing section held, at the time they prepared or certified such statement, report or valuation, received after such time or will receive any registered or beneficial interest, direct or indirect, in any securities or other property of the Company or one of the Company's associates or affiliates other than R. Michael Jones, the President and Chief Executive Officer of the Company, who owns 2,634,197 Common Shares representing 0.48% of the issued and outstanding Common Shares as of the date of this Prospectus.

        Except as otherwise stated above, none of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or will receive a direct or indirect interest in any property of the Company or any associate or affiliate of the Company.

        Except as otherwise stated above, none of the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned persons is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

        In addition, PricewaterhouseCoopers LLP, the external auditor of the Company, provided an auditor's report on the audited financial statements of the Company for the years ended August 31, 2014 and 2013. PricewaterhouseCoopers LLP report that they are independent of the Company in accordance with the rules of professional conduct of the Institute of Chartered Accountants of British Columbia and are an independent registered public accounting firm within the meaning of the U.S. Securities Act and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States).

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Accountants, of 250 Howe Street, 7th Floor, Vancouver, British Columbia, V6C 3S7.

        The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in the cities of Toronto, Ontario and Vancouver, British Columbia.

        The U.S. co-transfer agent for the Common Shares is Computershare Trust Company, N.A., at is offices in Golden, Colorado.

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

        Section 160 of the Business Corporations Act (British Columbia) ("BCBCA") provides that a company may do one or both of the following:

  (a)
  indemnify an eligible party against all eligible penalties, which are judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or

  (b)
  after the final disposition of an eligible proceeding, pay the expenses (which includes costs, charges and expenses, including legal and other fees, but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

        However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses, actually and reasonably incurred by an eligible party in respect of that proceeding. However, a company must not make the payments referred to immediately above unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

        For the purposes of the BCBCA, an "eligible party", in relation to a company, means an individual who:

  (a)
  is or was a director or officer of the company;

  (b)
  is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

  (c)
  at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

  and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

        An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

        Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

  (a)
  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  (b)
  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  (c)
  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or

  (d)
  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

        Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

        Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  (a)
  order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

  (b)
  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  (c)
  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

  (d)
  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164; or

  (e)
  make any other order the court considers appropriate.

        The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

        The Registrant's articles provide that the Registrant must, subject to the BCBCA, indemnify a director, former director, alternate director, officer or former officer of the Registrant or of any affiliate of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, alternate director and officer of the Registrant or any affiliate of the Registrant is deemed to have contracted with the Registrant on the above terms.

        The Registrant's articles further provide that the Registrant may, subject to any restrictions in the BCBCA, indemnify any other person and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

        The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) including, but not limited to, any current or former directors, alternative directors, officers, employees or agents of the Registrant or any affiliate of the Registrant.

        The Registrant maintains directors' and officers' liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual policy limit of CAN$15,000,000, subject to a corporate retention (i.e. deductible) of up to CAN$250,000 per claim. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by directors and officers in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including acts determined to be uninsurable under laws, or deliberately fraudulent or criminal or to have resulted in personal profit, advantage or remuneration.

 EXHIBITS

3.1*	Underwriting Agreement between the Registrant and the underwriters named therein.
4.1

Annual information form of the Registrant dated November 24, 2014 for the financial year ended August 31, 2014 (incorporated by reference to Exhibit 99.1 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 26, 2014).

4.2

Audited consolidated financial statements of the Registrant as at and for the financial years ended August 31, 2014 and 2013, together with the notes thereto and the auditor's report thereon (incorporated by reference to Exhibit 99.2 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 26, 2014).

4.3

Management's discussion and analysis of the Registrant dated November 24, 2014 for the financial year ended August 31, 2014 (incorporated by reference to Exhibit 99.3 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 26, 2014).

4.4

Management information circular of the Registrant dated January 2, 2014 prepared for the purposes of the annual general meeting of the Registrant held on February 27, 2014 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 21, 2014), provided, however, that item 1(d) of Schedule "A" thereof is not incorporated herein by reference.

4.5

Technical report entitled "Technical Report for the Update on Exploration Drilling at the Waterberg Joint Venture and Waterberg Extension Projects, South Africa (Latitude 23° 14' 11"S, Longitude 28° 54' 42"E)" with an exploration drilling update effective date of October 21, 2014 and a mineral resource estimate effective date of June 12, 2014 (incorporated by reference to Exhibit 99.4 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 26, 2014).

4.6

Material change report dated November 3, 2014 announcing that the Registrant has terminated the mandate for a term loan facility (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 3, 2014).

4.7

Material change report dated November 3, 2014 announcing the proposed offering by the Registrant of units consisting of notes and warrants (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 3, 2014).

4.8

Material change report dated December 5, 2014 announcing additional drilling results on the Waterberg Extension Project (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on December 8, 2014).

4.9

Material change report dated December 9, 2014 announcing that the Registrant has terminated the offering of units (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on December 9, 2014).

5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Gordon I. Cunningham.
5.3	Consent of Alan Bernard Goldschmidt.
5.4	Consent of R. Michael Jones.
5.5	Consent of Kenneth Graham Lomberg.
5.6	Consent of Charles J. Muller.
5.7	Consent of Timothy Spindler.
5.8	Consent of Byron Stewart.
6.1	Powers of Attorney (included on the signature page of this Registration Statement).

*
To be filed by amendment.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

  (a)
  Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Country of Canada, on this 9th day of December, 2014.

PLATINUM GROUP METALS LTD.
By:	/s/ R. MICHAEL JONES
	Name:	R. Michael Jones
	Title:	President, Chief Executive Officer and Director

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints R. Michael Jones and Frank Hallam, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ R. MICHAEL JONES R. Michael Jones	President, Chief Executive Officer and Director (principal executive officer)	December 9, 2014
/s/ FRANK HALLAM Frank Hallam	Chief Financial Officer, Secretary and Director (principal financial and accounting officer)	December 9, 2014
/s/ ERIC CARLSON Eric Carlson	Director	December 9, 2014
/s/ IAIN MCLEAN Iain McLean	Director	December 9, 2014
/s/ TIMOTHY MARLOW Timothy Marlow	Director	December 9, 2014
/s/ BARRY W. SMEE Barry W. Smee	Director	December 9, 2014
/s/ DIANA WALTERS Diana Walters	Director	December 9, 2014

III-2

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on this 9th day of December, 2014.

PUGLISI & ASSOCIATES
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

III-3

 EXHIBIT INDEX

3.1*	Underwriting Agreement between the Registrant and the underwriters named therein.
4.1

Annual information form of the Registrant dated November 24, 2014 for the financial year ended August 31, 2014 (incorporated by reference to Exhibit 99.1 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 26, 2014).

4.2

Audited consolidated financial statements of the Registrant as at and for the financial years ended August 31, 2014 and 2013, together with the notes thereto and the auditor's report thereon (incorporated by reference to Exhibit 99.2 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 26, 2014).

4.3

Management's discussion and analysis of the Registrant dated November 24, 2014 for the financial year ended August 31, 2014 (incorporated by reference to Exhibit 99.3 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 26, 2014).

4.4

Management information circular of the Registrant dated January 2, 2014 prepared for the purposes of the annual general meeting of the Registrant held on February 27, 2014 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on January 21, 2014), provided, however, that item 1(d) of Schedule "A" thereof is not incorporated herein by reference.

4.5

Technical report entitled "Technical Report for the Update on Exploration Drilling at the Waterberg Joint Venture and Waterberg Extension Projects, South Africa (Latitude 23° 14' 11"S, Longitude 28° 54' 42"E)" with an exploration drilling update effective date of October 21, 2014 and a mineral resource estimate effective date of June 12, 2014 (incorporated by reference to Exhibit 99.4 to the Registrant's Annual Report on Form 40-F filed with the Commission on November 26, 2014).

4.6

Material change report dated November 3, 2014 announcing that the Registrant has terminated the mandate for a term loan facility (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 3, 2014).

4.7

Material change report dated November 3, 2014 announcing the proposed offering by the Registrant of units consisting of notes and warrants (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on November 3, 2014).

4.8

Material change report dated December 5, 2014 announcing additional drilling results on the Waterberg Extension Project (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on December 8, 2014).

4.9

Material change report dated December 9, 2014 announcing that the Registrant has terminated the offering of units (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 6-K furnished to the Commission on December 9, 2014).

5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Gordon I. Cunningham.
5.3	Consent of Alan Bernard Goldschmidt.
5.4	Consent of R. Michael Jones.
5.5	Consent of Kenneth Graham Lomberg.
5.6	Consent of Charles J. Muller.
5.7	Consent of Timothy Spindler.
5.8	Consent of Byron Stewart.
6.1	Powers of Attorney (included on the signature page of this Registration Statement).

*
To be filed by amendment.